UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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COVANTA HOLDING CORPORATION

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COVANTA HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 7, 2015
To our Stockholders:
We are notifying you that our 2015 Annual Meeting of Stockholders, referred to as the "Annual Meeting," will be held on May 7, 2015, at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960, at 11:00 a.m. local time. At the meeting we will ask you to:
1.  elect eleven directors to our Board of Directors, each for a term of one year;
2.  ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the 2015 fiscal year; and

3.	consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
As permitted by the Securities and Exchange Commission, Covanta is providing stockholders with access to our proxy materials via the Internet rather than in paper form. Accordingly, on or about March 25, 2015, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice”, containing instructions on how to access the proxy materials over the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2014 annual report on Form 10-K. The Notice also instructs you on how you may submit your proxy to vote by mail, by telephone or via the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
Our Board of Directors has fixed the close of business on March 16, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices prior to the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please follow the instructions on the proxy card for voting via the Internet, by telephone or by mail as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy form issued in your name from the institution that is the record holder and bring the proxy form to the Annual Meeting.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION
Timothy J. Simpson
Secretary
Morristown, New Jersey
March 25, 2015

COVANTA HOLDING CORPORATION
445 South Street
Morristown, New Jersey 07960
PROXY STATEMENT
The enclosed proxy is solicited by the Board of Directors of Covanta Holding Corporation for use at the Covanta Holding Corporation 2015 Annual Meeting of Stockholders, referred to as the "Annual Meeting," to be held on May 7, 2015, at 11:00 a.m. local time, or any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. These proxy materials were made available via the Internet on or about March 25, 2015 to all stockholders entitled to vote at the Annual Meeting. The proxy materials consist of this proxy statement, a proxy card and our 2014 annual report on Form 10-K. Throughout this proxy statement when the terms “Covanta,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Covanta Holding Corporation and we sometimes refer to our Board of Directors as the “Board.” Our subsidiary, Covanta Energy Corporation, is often referred to in this proxy statement as “Covanta Energy.”
What is the purpose of the Annual Meeting?
At the Annual Meeting, you will be asked to act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including:

•	election of eleven directors to our Board of Directors, each for a term of one year (see page 12); and

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the 2015 fiscal year (see page 16);
In addition, management will report on our performance and respond to questions from stockholders.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials in the mail?
In accordance with rules adopted by the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” we may furnish proxy materials, including this proxy statement and our 2014 annual report on Form 10-K, to our stockholders by providing access to those documents on the Internet instead of mailing printed copies. A Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” was mailed to stockholders on March 25, 2015, and it will instruct you on how to access and review all of our proxy materials for the Annual Meeting on the Internet. The Notice also instructs you on how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
How do I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing an Internet link to those materials and an Internet link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the record date of March 16, 2015 are entitled to vote their shares at the Annual Meeting. On that date, there were 133,387,365 shares of our common stock outstanding and entitled to vote.
How many votes do I have?
You will have one vote for each outstanding share of our common stock that you owned on March 16, 2015 (the record date), as each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How many votes must be present to hold the Annual Meeting?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting, including shares represented by proxies that reflect abstentions, constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the stockholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” or “record owner” of those shares. As a record owner, the Notice of Internet Availability of Proxy Materials has been sent directly to you. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, the Notice has been sent to the holder of record of your shares. If you wish to attend the Annual Meeting and vote shares of our common stock held through a broker, bank or other nominee, you will need to obtain a proxy form issued in your name to bring to the meeting from the institution that holds your shares and follow the voting instructions on that form.
How do I vote my shares at the Annual Meeting?
You may vote either in person at the Annual Meeting or by proxy. If you vote by proxy, you may still attend the Annual Meeting in person.
If you wish to vote in person at the Annual Meeting, please attend the meeting and you will be instructed there as to the balloting procedures. Please bring personal photo identification with you to the meeting. If you are a beneficial owner of shares, you must obtain a proxy form issued in your name from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting in person.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank or other nominee. If you do this, your shares of common stock represented by the proxy will be voted by the proxy holders in accordance with your instructions. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 6, 2015. Stephen J. Jones and Timothy J. Simpson are the proxy holders. If you are a beneficial owner of shares, you will need to obtain a proxy form issued in your name from the institution that holds your shares and follow the voting instructions on the proxy form.
If you do not intend to vote in person at the Annual Meeting, please remember to submit your proxy to us prior to the Annual Meeting to ensure that your vote is counted.
Can I revoke my proxy or change my vote after I have voted?
Even after you have submitted your proxy, you may revoke your proxy or change your vote. If you are the record owner of the shares, you can revoke your proxy by doing one of the following before your proxy is exercised at the Annual Meeting:

(1)	deliver a written notice of revocation to our Secretary at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960; or

(2)	submit a properly executed proxy bearing a later date; or

(3)	attend the Annual Meeting and cast your vote in person.
To revoke a proxy previously submitted via the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you are the beneficial owner of shares and have submitted your proxy to the institution that holds your shares, you will need to contact that institution and follow its instructions for revoking a proxy.
Attendance at the Annual Meeting will not cause your previously submitted proxy to be revoked unless you cast a vote at the Annual Meeting.

What if I do not vote for some of the matters listed on the proxy?
If you properly execute, date and return a proxy to us without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted by the proxy holders as follows:

•	“FOR” election of the eleven nominees for director; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the 2015 fiscal year;
In addition, if other matters are properly presented for voting at the Annual Meeting, or at any adjournment or postponement thereof, your proxy grants Messrs. Jones and/or Simpson the discretion to vote your shares on such matters. If, for any unforeseen reason, any of the director nominees described in this proxy statement are not available as a candidate for director, then Messrs. Jones and/or Simpson will vote the stockholder proxies for such other candidate or candidates as the Board may nominate.
How many votes are required to elect directors and to adopt the other proposals?
In the election for directors, the eleven nominees receiving the highest number of “FOR” votes cast in person or by proxy will be elected. A “WITHHOLD” vote for a nominee is the equivalent of abstaining. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Although the director nominees with the highest number of “FOR” votes cast will be elected at the Annual Meeting, our Corporate Governance Guidelines contain a Majority Voting Policy which requires any nominee for director in an uncontested election to tender his or her resignation to the Board if that nominee receives a greater number of “WITHHOLD” votes than “FOR” votes in any election. The Board's Nominating and Governance Committee will consider the resignation offer and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will act upon the Nominating and Governance Committee's recommendation no later than 90 days following certification of the stockholder vote. A complete copy of our Corporate Governance Guidelines is posted on our website at www.covanta.com.
All proposals, other than the election of directors, require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to pass. An abstention as to any matter, when passage requires the vote of a majority of the votes entitled to be cast at the Annual Meeting, will have the effect of a vote “AGAINST.” Broker non-votes will not be considered, and will not be counted for any purpose in determining whether a matter has been approved.
Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants addressed by Proposal No. 2 in this proxy statement; therefore, your shares may be voted on Proposal No. 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. On non-routine matters, such as Proposal No. 1, brokers, banks or other nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares.
Representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as the inspector of election at the Annual Meeting.
Can my shares be voted if I do not return my proxy and do not attend the Annual Meeting?
If you do not vote your shares and you are the beneficial owner of the shares, your broker can vote your shares on matters that the New York Stock Exchange has ruled are routine.
If you do not vote your shares and you are the record owner of the shares, your shares will not be voted.
Who pays the cost of solicitation of proxies for the Annual Meeting?
We will pay the cost of solicitation of proxies. We have engaged Laurel Hill Advisory Group, LLC to assist in soliciting proxies on our behalf. Laurel Hill Advisory Group, LLC may solicit proxies personally, electronically or by telephone. We have agreed to pay Laurel Hill Advisory Group, LLC a fee of $9,000 for its services. We have also agreed to reimburse Laurel Hill Advisory Group, LLC for its reasonable out-of-pocket expenses and to indemnify Laurel Hill Advisory Group, LLC and its employees against certain liabilities arising from or in connection with the engagement. Our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to our stockholders.

BOARD STRUCTURE AND COMPOSITION
The Board is currently comprised of eleven directors. During 2014, the Board held nine meetings and took action by unanimous written consent four times. Each director attended at least 75% of all meetings of the Board and those Board committees on which he or she served during 2014. We expect our Board members to attend the Annual Meeting of Stockholders. In May 2014 all of the directors attended our Annual Meeting of Stockholders. The Board has adopted a Board Charter and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our Board Charter and Corporate Governance Guidelines are posted on our website at www.covanta.com. Copies may also be obtained by writing to our Vice President of Investor Relations at our principal executive offices.
Our Corporate Governance Guidelines include a Majority Voting Policy, which provides that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy attached to our Corporate Governance Guidelines.
The Corporate Governance Guidelines also require that a majority of the Board qualify as independent within the meaning of the independence standards of the New York Stock Exchange. The applicable standards of independence for the Board are attached to our Corporate Governance Guidelines, and are referred to as the “Independence Standards.” These Independence Standards contain categorical standards that are currently used to provide assistance in the review by the Board of all facts and circumstances in making determinations of director independence required by New York Stock Exchange listing standards.
During the Board's annual review of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us and our executive management, on the other hand. As provided in the Independence Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that the following directors nominated for re-election are independent of us and our management under the criteria set forth in the Independence Standards: David M. Barse, Ronald J. Broglio, Peter C.B. Bynoe, Linda J. Fisher, Joseph M. Holsten, William C. Pate, Robert S. Silberman, Jean Smith and Samuel Zell, and that none of these directors had relationships with us except those that the Board has determined to be immaterial as set forth in the Independence Standards. In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which one or more of our directors are or have been officers. In each case, the amounts paid to these companies in each of the last three years did not exceed the applicable thresholds set forth in the Independence Standards or the nature of the relationships with these companies did not otherwise affect the independent judgment of any of such directors. The Board also considered charitable contributions to not-for-profit organizations of which directors or their immediate family members are affiliated, none of which exceeded the applicable thresholds set forth in the Independence Standards. Set forth below is the analysis that the Board engaged in with respect to independence determinations for Messrs. Zell, Pate, Barse, Bynoe and Silberman. None of the other independent directors had relationships with us.
Mr. Zell is currently the non-executive Chairman of the Board of the Company. Mr. Zell is the former Chairman of the Board of Equity Group Investments, LLC, referred to as “EGI,” and is currently the Chairman of the Equity Group Investments division of Chai Trust Company, LLC, referred to as “EGI Division,” and an officer of SZ Investments L.L.C., referred to as “SZ Investments,” and EGI-Fund (05-07) Investors, L.L.C., referred to as “EGI-Fund (05-07),” a group of affiliated companies. SZ Investments and EGI-Fund (05-07) are, collectively, the holders of approximately 9.89% of our common stock as of March 16, 2015, as described under “Equity Ownership of Certain Beneficial Owners.” In reviewing the independence of Mr. Zell, the Board noted that although Mr. Zell was our President and Chief Executive Officer from July 2002 until April 2004, such prior service as our executive officer occurred more than ten years ago (well beyond the lookback period) and since that time, Mr. Zell's involvement with the Company has been solely in his capacity as a director and the nature and size of the business of the Company has been transformed. Thus in his current role as Chairman of the Board, Mr. Zell does not oversee any of his former reports nor has his prior position affected his rigorous independent and objective oversight of management or promotion of management's accountability to the Company's stockholders. Additionally, the Board noted that Mr. Zell's service as non-executive Chairman of the Board of the Company is not as an executive officer of the Company and is consistent with and pursuant to his duties as a director. Mr. Zell, who was paid at a rate of $600,000 ($150,000 in cash and $450,000 in shares of restricted stock) in 2014 for serving as the non-executive Chairman of the Board, was not among the five most highly paid individuals at the Company in 2014, nor will he be so in 2015. The Board noted Mr. Zell's substantial reported net worth, such that the compensation received from the Company for serving as the non-executive Chairman of the Board of Directors has not and does not appear to hinder Mr. Zell's independence from management or impair his rigorous independent judgment. As discussed in more detail below, the Board also noted that certain directors, including Mr. Zell, have direct and indirect relationships with entities with which other directors of the Company, including Mr. Pate, Mr. Bynoe and Mr. Silberman; however the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. Mr. Zell's roles at EGI, EGI Division, SZ Investments, and EGI-Fund (05-07) neither imply a conflict of interest nor appear to interfere with Mr. Zell's independent judgment, and his influence and active involvement as a member of the Company's Board of Directors on strategy and the direction of Covanta's business has been aligned with the interests of the Company's stockholders. Finally, the Board noted the absence of any payments made by us to EGI, EGI Division, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders). After considering all relevant factors, the Board determined that these relationships do not interfere with Mr. Zell's independent judgment as a director. Therefore, the Board concluded that Mr. Zell qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Pate is a Co-President of EGI Division. As noted above, EGI Division is affiliated with SZ Investments and EGI-Fund (05-07), holders of approximately 9.89% of our common stock as of March 16, 2015, as described under “Equity Ownership of Certain Beneficial Owners.” Mr. Pate is also a director of Par Petroleum Corporation (“Par Petroleum”), which may be an affiliate of Chai Trust. Entities affiliated with Chai Trust, which is the trustee of various trusts established for the benefit of Mr. Zell and his family, hold approximately 32.5% of the common stock of Par Petroleum. There is no direct or indirect business relationship between the Company and Par Petroleum and the Board noted the absence of any amounts paid by us to Par Petroleum or is affiliates within the past three years. As discussed in more detail below, the Board also noted that certain directors, including Mr. Zell, have direct and indirect relationships with entities with other directors of the Company, including Mr. Zell, Mr. Bynoe and Mr. Silberman; however the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. In reviewing the independence of Mr. Pate, the Board noted, in particular, the absence of any payments made by us to EGI Division, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders), and also the subjective nature of Mr. Pate's relationship with us, as our former non-executive Chairman of the Board. The Board determined that these relationships do not interfere with Mr. Pate's exercise of independent judgment as a director. Therefore, the Board concluded that since none of these relationships interfered or affected Mr. Pate’s rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director, he qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Bynoe is a Managing Director at EGI Division and a director of Signature Group Holdings, Inc. ("Signature Group"). Signature Group is a publicly-held company in which entities affiliated with Chai Trust own less than 10% of the outstanding equity. There is no direct or indirect business relationship between the Company and Signature Group. Mr. Bynoe previously served as the Chief Executive Officer of Rewards Network, Inc. until October 2014. Mr. Zell previously served as Chairman of the Board of Rewards Network Inc. prior to 2007 and EGI and other affiliates of Chai Trust currently control substantially all of the outstanding voting interests of Rewards Network Inc. However, the Board considered these relationships and determined that they do not interfere with Mr. Bynoe’s, Mr. Zell’s, Mr. Pate’s or Mr. Silberman's independent and objective oversight of the Company’s management and their independent judgment as directors. Also, the Board noted the absence of any amounts paid by us to Rewards Network Inc., Signature Group or their affiliates within the past three years. Additionally, Mr. Bynoe serves as a Senior Counsel to the law firm of DLA Piper US, LLP, referred to as “DLA Piper US.” DLA Piper UK LLP, a separate entity that is not affiliated for tax purposes with DLA Piper US, provided Covanta Energy with certain legal services in 2014, totaling approximately $73,000. Mr. Bynoe did not direct or have any direct or indirect involvement in the procurement, provision, oversight or billing of such legal services and does not directly or indirectly benefit from those fees paid to DLA Piper UK LLP. Therefore, since none of these relationships interfered or affected Mr. Bynoe’s rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director, the Board concluded that Mr. Bynoe qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Silberman is the Executive Chairman of the Board of Directors of Strayer Education, Inc. and continues in that role. As of March 1, 2014, Mr. Silberman also became a Managing Director of EGI Division. As noted above, EGI Division is affiliated with SZ Investments and EGI-Fund (05-07), holders of approximately 9.89% of our common stock as of March 16, 2015, as described under “Equity Ownership of Certain Beneficial Owners.” Mr. Silberman is also a director of Par Petroleum, which as noted above, may be an affiliate of Chai Trust. As discussed in more detail above, the Board also noted that certain directors, including Mr. Zell, Mr. Pate and Mr. Bynoe have direct and indirect relationships with entities with other directors of the Company; however the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. The Board reviewed the independence of Mr. Silberman. In particular, the Board noted the absence of any payments made by us to EGI Division, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders) or to Par Petroleum, Mr. Silberman’s limited role in EGI Division and his continuing employment as Executive

Chairman of Strayer Education. The Board determined that these relationships do not interfere with Mr. Silberman's rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
One other factor that the Board took into consideration is the overlapping relationship among four of the directors, including Mr. Zell. As described above, Mr. Zell is Chairman of EGI Division and President of SZ Investments and EGI-Fund (05-07). Mr. Pate is also Co-President of EGI Division and Messrs. Bynoe and Silberman are both Managing Directors of EGI Division. Mr. Pate is also Vice President of SZ Investments and EGI-Fund (05-07) and he and Mr. Silberman are each directors of Par Petroleum and Mr. Bynoe is a director of Signature Group, as discussed more fully above. However, the fact of these direct and indirect relationships among four of the directors of the Company does not by itself impair the independence of any of the Company’s directors. The focus of the analysis under the New York Stock Exchange listing standards is whether the directors are independent from the Company’s management, and whether the relationships discussed above actually interfere with the exercise of independent judgment regarding the Company by Messrs. Zell, Pate, Bynoe and Silberman. The Board is aware of no evidence to suggest that affiliations with EGI Division and other entities affiliated with Mr. Zell and the Company have affected the rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders by Messrs. Zell, Pate, Bynoe or Silberman.
Mr. Barse is the Chief Executive Officer of Third Avenue Management LLC, referred to as “Third Avenue,” a holder of approximately 3.11% of our common stock as of March 16, 2015, as described under “Equity Ownership of Certain Beneficial Owners.” The Board noted that although Mr. Barse was our President and Chief Operating Officer from July 1996 until July 2002, such prior service as our executive officer occurred more than three years ago and does not interfere with his exercise of independent judgment as a director. Further, the Board noted the absence of any amounts paid by us to Third Avenue and its affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders). Therefore, the Board concluded that Mr. Barse qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Committees of the Board
In 2014, the Board had six standing committees which operate under written charters approved by the full Board: Audit; Compensation; Nominating and Governance; Finance; Public Policy and Technology; and Operations. In accordance with applicable SEC rules and regulations and New York Stock Exchange listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management. The charters of all the committees can be viewed on the Company website at www.covanta.com and may be obtained in print by writing to our Vice President of Investor Relations at our principal executive offices The chart below identifies directors who were members of each committee at the end of 2014, the number of meetings held by each committee during the year and the chairs of each committee:

Name	Audit	Compensation	Nominating and Governance	Finance	Public Policy and Technology	Operations
Sam Zell (Chair)
Joseph M. Holsten (Vice Chair)	X, FE			X		C
David M. Barse	X, FE		C	X
Ronald J. Broglio					VC	X
Peter C.B. Bynoe		C	X
Linda J. Fisher			X		C
Stephen J. Jones
Anthony J. Orlando					X
William C. Pate	X, FE			C	X
Robert S. Silberman		X		X		X
Jean Smith	C, FE	X	X
2014 Meetings	4	5	4	7	4	5
2014 Actions by Unanimous Written Consent		1
FE = Financial Expert

Audit Committee.     Each of the members of the Audit Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. The Board has determined that each of the members of the Audit Committee qualifies as an audit committee “financial expert” under applicable SEC rules and regulations.
The Audit Committee operates under a written charter, under which the functions of the Audit Committee include assisting the Board in its oversight of the quality and integrity of our financial statements and accounting processes, compliance with legal and regulatory requirements, assessing and reviewing the qualifications, independence and performance of our independent registered public accountants and overseeing our internal audit function. The Audit Committee has the sole authority to select, evaluate, appoint or replace the independent registered public accountants and has the sole authority to approve all audit engagement fees and terms. The Audit Committee must pre-approve all permitted non-auditing services to be provided by the independent auditors; discuss with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; recommend for stockholder approval the ratification of our independent registered public accountants; review the integrity of our financial reporting process; establish policies for the hiring of employees or former employees of the independent registered public accountants; and investigate any matters pertaining to the integrity of management.
Compensation Committee.    Each of the members of the Compensation Committee qualifies as an independent director under applicable New York Stock Exchange listing standards and is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement. All of the current members of the Compensation Committee are “outside directors” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.
The Compensation Committee operates under a written charter under which the Compensation Committee, among other things, has the following authority:

(1)
to review and approve the Company’s goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation;

(2)	to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries;

(3)	to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans;

(4)	to engage independent advisors to assist the members of the Compensation Committee in carrying out their duties; and

(5)	to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement and our Annual Report on Form 10-K.
Nominating and Governance Committee.    The Nominating and Governance Committee operates under a written charter under which it assists the Board in identifying qualified candidates to serve on the Board, recommends director nominees for the Annual Meeting of Stockholders, identifies individuals to fill vacancies on the Board, recommends Corporate Governance Guidelines to the Board, leading the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The Nominating and Governance Committee, among other things, has the authority to evaluate candidates for the position of director, retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures. The Nominating and Governance Committee also led our efforts to identify and hire Stephen J. Jones as the successor to Mr. Orlando as Chief Executive Officer.
In identifying candidates for positions on the Board, the Nominating and Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2014, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.
The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the Nominating and Governance Committee extends an invitation to the candidate to join the Board.

The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are provided to the Secretary of the Company in writing within the time periods set forth in our applicable proxy statement and accompanied by the relevant biographical and other information required by Section 2.7 of our Amended and Restated Bylaws and are submitted in accordance with our organizational documents, New York Stock Exchange requirements and SEC rules and regulations, each as in effect from time to time. Candidates recommended by stockholders will be evaluated in the same manner as other candidates. Under our Amended and Restated Bylaws, any holder of 20% or more of our outstanding voting securities has the right, but not the obligation, to nominate one qualified candidate for election as a director. Provided that such stockholder adequately notifies us of a nominee within the time periods set forth in our applicable proxy statement, that individual will be included in our proxy statement as a nominee.
Finance Committee.    The Finance Committee operates under a written charter under which it is responsible for assisting the Board in its oversight of our consideration of new financial commitments, acquisitions, investments, and other transactions that are either material to our financial condition or prospects, or are otherwise not contemplated by our annual budget or business/financial plan. The Finance Committee is also responsible for establishing policies with respect to the issuance of dividends on our common stock, establishing guidelines for approvals for proposed transactions and spending authorization by our senior executives. The Finance Committee will also provide oversight responsibility for areas of the business previously addressed by the Operations Committee, prior to the dissolution of the Operations Committee in 2015.
Public Policy and Technology Committee. The current members of the Public Policy and Technology Committee are Ms. Fisher (Chair) and Messrs. Broglio (Vice-Chair), Pate and Orlando. The Public Policy and Technology Committee operates under a written charter, under which it is responsible for assisting the Board in its oversight responsibilities for matters relating to public policy and technology development as it relates to our business. The Public Policy and Technology Committee's responsibilities include oversight of legislative and regulatory developments affecting our business, employee safety programs and procedures, community relations programs, political and charitable contributions by us, as well as the development and implementation of major strategies relating to technical and commercial innovation, research and development to assure ongoing business growth, the evaluation of new technologies that may affect our competitive positions, and all matters related to the protection of intellectual property, involving existing or new technologies of the Company and its businesses.
Operations Committee.    In July 2014, the Board created the Operations Committee to assist the Board in fulfilling its oversight responsibilities for matters relating to the Company’s operations, particularly those aspects which were most likely to affect stockholder value. The members of the Operations Committee in 2014 were Messrs. Holsten (Chair), Broglio and Silberman. The Operations Committee operated under a written charter under which it was responsible for general oversight of the Company’s key initiatives affecting its operations base business performance, key project execution and implementation and operations implications of new or related lines of business proposed to be entered into by the Company.
In March 2015, coinciding with the appointment of our new Chief Executive Officer, the Board dissolved the Operations Committee.
Board Oversight of Risk Management
The Board and its committees play a significant role in the oversight of Company-wide risk management. As part of our enterprise risk management protocol, senior management discusses and identifies major areas of risk on an ongoing basis. Management annually reviews with the Board risks to the enterprise and our efforts to address them. In addition, presentations are made in the ordinary course at scheduled Board meetings regarding market trends, competition and the various other risks that face the Company. On an ongoing basis, the various committees of the Board address risk in the areas germane to their scope. For example:

•	The Nominating and Governance Committee evaluates Board effectiveness, succession planning, enterprise risk management and general corporate best practices;

•
Operational risk management is overseen by the Operations Committee with respect to the Company’s key initiatives affecting its operations base business performance and by the Compensation Committee with respect to attracting, retaining and motivating talented employees and by tying compensation awards to actual performance;

•
The Public Policy and Technology Committee oversees policy and regulatory risk, as well as risks in the areas of safety and environmental compliance, through an ongoing dialog with management, it also plays a role in operational risk management, and oversees risk associated with managing existing technology and developing new technology to enhance and protect our competitive advantage;

•	The Finance and Audit Committees play key roles in the oversight of financial and market risk, currency risk, liquidity and tax risk; and

•	Overall ethics, policy and compliance risk is also overseen by the Audit Committee and the Nominating and Governance Committee.
 The Compensation Committee also is aware of the levels of risk attendant to capital allocation and expansion projects that we commenced in 2014, and is taken into account when determining the value of individual contributions to the achievement of strategic objectives by our named executive officers. On a structural level, all material transactions, as well as transactions not deemed material to us, that involve capital allocations above specified levels are reviewed and approved by our Finance Committee, which as part of its analysis of transactions examines the potential risk and reward of our investments in business acquisitions and expansion projects. To the extent necessary, members of the Finance Committee discuss with the Compensation Committee the analysis and rationale for investment decisions.
In order to assure that excessive leverage and risk-taking is not undertaken in seeking to achieve growth objectives, a material portion of compensation payable to our named executive officers is paid in equity that vests over time, and with respect to TSR Equity Awards, will only vest after performance in the form of actual and relative stockholder returns above threshold levels are demonstrated over a sustained period of three years after the grant of such awards.  We believe that the combination of time vesting over three years and long-term performance vesting, together with executive stock ownership guidelines, act as additional incentives and precautions to control against excessive risk-taking in the investment decisions by management.
Separation of the Roles of Chairman and Chief Executive Officer
For the last eleven years, the Company has maintained a separation of the roles of Chairman and Chief Executive Officer. The Chairman has held the role of overseeing the Board and working with and providing guidance to the Chief Executive Officer on our overall strategic objectives and risk management. The Chair of the Nominating and Governance Committee will act as Lead Director in the event of a potential conflict of interest involving the Chairman. In addition to being the primary liaison with the Chairman and the Board, the Chief Executive Officer's role is to directly oversee the day-to-day operations of the Company, lead and manage the senior management of the Company and implement the strategic plans, risk management and policies of the Company. The Chairman and Chief Executive Officer work closely together to ensure that critical information flows to the full Board, that discussions and debate of key business issues are fostered and afforded adequate time and consideration, that consensus on important matters is reached and decisions, delegation of authority and actions are taken in such a manner as to enhance our businesses and functions. While the Board believes that the separation of these two roles currently best serves the Company and its stockholders, it recognizes that combining these roles may be appropriate in the future if circumstances change.
Executive Sessions of Independent Directors
The independent directors of the Board meet regularly in executive session without our management present. Our Lead Director will serve as the Chair of each executive session of independent directors in the event of any potential conflict of interest with our Chairman. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication in the same manner as described below in “Communications with the Board.”
Communications with the Board
Stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors or group of directors at the following address: Covanta Holding Corporation Board of Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board.
Compensation of the Board
On an annual basis, at the Annual Meeting of Stockholders at which directors are elected, each non-employee director, other than the Chairman and Vice Chair of the Board, is awarded 4,500 shares of restricted stock, which vest as follows: one-third vest upon the grant of the award, one-third will vest one year after the date of grant and the final one-third of the restricted stock will vest two years after the date of grant. Mr. Barse waived his right to receive equity awards for 2014 and has indicated his intention to waive his right to receive equity compensation in 2015. The Chairman of the Board receives annual compensation equal to $150,000 in cash and $450,000 in restricted stock, which vests as follows: one-third of the shares vest upon the grant of the award, one-third will vest one year after the date of grant and the final one-third of the shares will vest two years after the date of grant. Non-employee directors, other than the Chairman of the Board, also will receive an annual fee of $50,000 for 2015. In addition to the Vice Chair’s compensation as a non-employee director, the Vice Chair also receives an additional annual retainer of $90,000 and options to purchase 25,000 shares. The chairs of the Audit Committee, Compensation and Operations Committee will also each receive an additional annual fee of $10,000 for such service and the chair of each of the other committees of the Board, including without limitation, the Nominating and Governance Committee, the Finance Committee, and the Public Policy and Technology Committee, will be entitled to receive an additional annual fee of $5,000 for such service. Non-employee directors will be entitled to receive a meeting fee of $2,000 for each Audit Committee meeting and $1,500 for each other committee meeting they attend. Directors who are appointed at a date other than the Annual Meeting will be entitled to receive a pro rata portion of the annual director compensation.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2014.
DIRECTOR COMPENSATION FOR 2014

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
David M. Barse(4)	$72,500	$—	$—	$72,500
Ronald J. Broglio	$67,000	$84,825	$—	$151,825
Peter C.B. Bynoe	$72,000	$84,825	$—	$156,825
Linda J. Fisher	$67,000	$84,825	$—	$151,825
Joseph M. Holsten	$129,500	$84,825	$82,750	$297,075
William C. Pate	$81,000	$84,825	$—	$165,825
Robert S. Silberman	$69,500	$84,825	$—	$154,325
Jean Smith	$77,500	$84,825	$—	$162,325
Samuel Zell	$150,000	$450,006	$—	$600,006

(1)
As an employee, Mr. Orlando is not entitled to additional compensation for serving as a member of the Board or any committee of the Board. See the “Summary Compensation Table For The Year Ended December 31, 2014” for his compensation information.

(2)
Each non-employee director, except for Mr. Zell as Chairman of the Board, and Mr. Barse, who declined to receive any non-cash compensation, received an award of 4,500 shares of restricted stock on May 8, 2014 that had a grant date fair value of $18.85 per share, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The grant date fair value is computed using the closing price of shares on the grant date. For a discussion of valuation assumptions, see Note 17, “Stock-Based Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Set forth below is the total number of shares of unvested restricted stock that each non-employee director has been granted in his or her role as a director in 2014, as well as the shares of restricted stock which vested during 2014. Mr. Zell received a $450,006 restricted stock award based on the closing price of the common stock on the New York Stock Exchange on the grant date of $18.85 per share.

Director	Number of Unvested Restricted Stock Awards Held as of December 31, 2014(a)(b)	Number of Restricted Stock Awards Vested During Fiscal Year Ended December 31, 2014
David M. Barse	—	—
Ronald J. Broglio	4,500	4,500
Peter C.B. Bynoe	4,500	4,500
Linda J. Fisher	4,500	4,500
Joseph M. Holsten	4,500	4,500
William C. Pate	4,500	4,500
Robert S. Silberman	4,500	4,500
Jean Smith	4,500	4,500
Samuel Zell (c)	23,384	24,643

(a)	For each director except Mr. Barse and Mr. Zell, 1,500 shares of restricted stock vest on each of May 8, 2015, May 16, 2015 and May 8, 2016.

(b)	Notwithstanding the vesting schedule attached to such restricted stock awards granted in 2014, all such restricted stock awards were considered to be vested for purposes of FASB ASC Topic 718.

(c)	For Mr. Zell, 7,957 shares of restricted stock will vest on May 8, 2015, 7,468 shares will vest on May 16, 2015 and 7,959 shares will vest on May 8, 2016.

(3)
25,000 stock options were granted to Joseph Holsten on July 8, 2014 upon his appointment as Vice Chair, with an exercise price equal to $20.58, the closing price of the Common Stock on the New York Stock Exchange on the date of the grant. 12,500 vested immediately upon grant and 12,500 will vest on July 8, 2015. As of December 31, 2014, Mr. Zell held 13,334 options exercisable at a price of at $11.40 per share, which he subsequently exercised on March 12, 2015.

(4)	Mr. Barse waived his right to receive equity awards for 2014.

Director Stock Ownership Guidelines
Our Board believes it is important for all of our directors to acquire and maintain a significant equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our directors in order to specifically identify and align the interests of our directors with our stockholders. Accordingly, each director is required under our guidelines to hold at least 15,000 shares of our common stock. Directors are given five years to reach their target ownership levels and, given that a majority of each director's annual compensation is in the form of restricted stock vesting over a period of time, our guidelines provide that credit is given for unvested restricted stock holdings toward individual targets.
Policies on Business Conduct and Ethics
We have a Code of Conduct and Ethics for Senior Financial Officers and a Policy of Business Conduct. The Code of Conduct and Ethics applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions. The Policy of Business Conduct applies to all of our, and our subsidiaries', directors, officers and employees. Both the Code of Conduct and Ethics and the Policy of Business Conduct are available on our website at www.covanta.com and copies may be obtained by writing to our Vice President of Investor Relations at our principal executive offices.

Board Performance Evaluation
Each year the Board conducts an evaluation of its performance. The evaluation format is established by the Nominating and Governance Committee. This year we conducted individual interviews with each director. In these active interviews, comments were solicited with respect to the full Board and any committee on which each director served, as well as director performance and Board dynamics. The focus of inquiry related to the larger questions of how the Board can improve its key functions of overseeing personnel development, financials, other major issues of strategy, risk, integrity, reputation and governance. In particular, for both the Board and the relevant committee, the process solicited ideas from directors on the following:
•improving prioritization and discussion of issues;
•assessing the quality of written and oral presentations from management;
•improving the quality of Board or committee discussions on key matters;
•assessing the effectiveness of how specific issues in the past year had been handled;
•identifying specific issues which should be discussed in the future; and
•identifying any other matter of importance to Board functioning.
Following the interviews, the Nominating and Governance Committee discussed the findings of the interviews and the Chair of the Nominating and Governance Committee led a discussion with the full Board on the results and recommendations at the March 2015 meeting of the Board.

Management Succession Planning
The Compensation Committee and the Nominating and Governance Committee’s of the Board and our Chief Executive Officer maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. In addition to preparing for CEO succession, the succession planning process includes all senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. The Chief Executive Officer makes a formal succession planning presentation to the Board in executive session annually. Succession planning is a responsibility of the entire Board and all members participate.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board is currently comprised of eleven directors. The Board, at the recommendation of the Nominating and Governance Committee, has nominated each of the following eleven individuals to serve as a director for a term of one year:
David M. Barse
Ronald J. Broglio
Peter C.B. Bynoe
Linda J. Fisher
Joseph M. Holsten
Stephen J. Jones
Anthony J. Orlando
William C. Pate
Robert S. Silberman
Jean Smith
Samuel Zell
Each of the nominees currently serves as a member of the Board for a one-year term expiring at the next Annual Meeting. If elected at this year's Annual Meeting, each nominee will serve until the date of next year's Annual Meeting or until his or her successor has been elected and qualified. Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on the Board, satisfy the needs of the Company and its stockholders.
Each nominee has consented to serve as a member of the Board if re-elected for another term. Nevertheless, if any nominee becomes unable to stand for election (which is not anticipated by the Board), each proxy will be voted for a substitute designated by the Board or, if no substitute is designated by the Board prior to or at the Annual Meeting, the Board will act to reduce the membership of the Board to the number of individuals nominated.
There is no family relationship between any nominee and any other nominee or any executive officer of ours. The information set forth below concerning the nominees has been furnished to us by the nominees.
The Board recommends that you vote “FOR” the election of each of the above named nominees to the Board. Proxies solicited by the Board will be voted “FOR” the election of each of the nominees named above unless instructions to the contrary are given.
Our Directors
David M. Barse has served as a director since 1996 and is Chair of the Nominating and Governance Committee and a member of the Audit Committee and Finance Committee. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 2002. Mr. Barse has served as Chief Executive Officer of Third Avenue Management LLC, sometimes referred to as "Third Avenue", an investment adviser to mutual funds, private funds, solo-advised funds and separately managed accounts, since June 2003 and previously served as President of Third Avenue from February 1998 until September 2012. In 2001, Mr. Barse became Trustee of both the Third Avenue Trust and Third Avenue Variable Series Trust, and he continues to serve in that capacity. Since June 1995, Mr. Barse has been the President, a director and, since July 1999, Chief Executive Officer of MJ Whitman LLC and its predecessor, a full service broker dealer. In 2014, Mr. Barse became a director of Third Avenue Capital p.l.c., and Irish domiciled series of Undertakings for Collective Investment in Transferable Securities. Mr. Barse also presently serves as a Trustee of Brooklyn Law School. In addition, Mr. Barse serves on the Board of Directors of City Parks Foundation and is a member of the World Presidents' Organization. Mr. Barse's in-depth institutional knowledge of the Company's business, dating back more than 16 years, and his prior role as President and Chief Operating Officer, his legal background and experience in investing in companies in a range of sectors, provide a direct benefit to the Board and our stockholders. Mr. Barse is 52 years old.
Ronald J. Broglio has served as a director since October 2004 and is Vice-Chair of the Public Policy and Technology Committee and a member of the Operations Committee. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President - Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980. Mr. Broglio has more than 40 years of experience in the waste and energy-from-waste industries, and has an in-depth technical knowledge of combustion systems, complimentary technologies, and the engineering associated with our business. In these areas, as well as his management experience in the waste and energy-from-waste sectors both in the Americas and in Europe, he provides valuable insight to management and the Board. Mr. Broglio is 74 years old.

Peter C.B. Bynoe has served as a director since July 2004 and is Chair of the Compensation Committee and a member of the Nominating and Governance Committee. Since October 2014 Mr. Bynoe has been a Managing Director at EGI Division. Mr. Bynoe also currently serves as Senior Counsel to the law firm of DLA Piper US, LLP, which he joined as a partner in 1995. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982. Mr. Bynoe has been a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation), a telephone, television and internet service provider, since 2007, and in July 2013, he became a director of Signature Group Holdings Inc., a diversified business and financial services enterprise that currently manages assets and liabilities related to various real estate investments. From September 2013 to October 2014, he served as Chief Executive Officer of Rewards Network Inc., a provider of credit card loyalty and rewards programs. Mr. Bynoe was formerly a director of Rewards Network Inc. From February 2009 until September 2013, Mr. Bynoe was a partner and Chief Operating Officer at Loop Capital Markets, LLC, a full-service investment banking firm based in Chicago and Managing Director from February 2008 to February 2009. The Board benefits from Mr. Bynoe's extensive legal and financial expertise, his background in infrastructure projects, his public sector service and his extensive knowledge of public policy issues. Mr. Bynoe's service as a board member for other public and private companies also enables him to provide valuable insight and perspective on governance matters. Mr. Bynoe is 64 years old.
Linda J. Fisher has served as a director since December 2007 and is Chair of the Public Policy and Technology Committee and a member of the Nominating and Governance Committee. Ms. Fisher has been Vice President, Safety, Health and Environment and Chief Sustainability Officer at E.I. du Pont de Nemours and Company, referred to as “DuPont,” since 2004. Prior to joining DuPont, Ms. Fisher was Deputy Administrator of the United States Environmental Protection Agency. Ms. Fisher has served on the boards of several environmental and conservation organizations and currently serves as a director of Resources for the Future, a non-profit, non-partisan organization that conducts independent research on environmental, energy and natural resource issues. Ms. Fisher's background at the United States Environmental Protection Agency and her current position as Chief Sustainability Officer, with responsibility over safety and environmental compliance at DuPont, provide to management and the Board valuable insight into the regulatory and policy developments affecting the Company's business. Ms. Fisher's depth of knowledge in matters relating to the environment and public policy add to the Board's breadth and further enhance our ability to improve and build upon the Clean World Initiative. Ms. Fisher is 62 years old.
Joseph M. Holsten has served as a director since May 2009, Vice Chair of the Board since July 2014 and was Chair of the Operations Committee until its dissolution in March 2015, and a member of the Finance and Audit Committees. Since November 2011, Mr. Holsten has been Chairman of the Board of LKQ Corporation, referred to as “LKQ,” the largest provider in the U.S. of aftermarket, recycled and refurbished collision replacement parts and accessories, and a leading provider of new automotive aftermarket products in the United Kingdom and the Benelux countries. He has been a member of the Board of Directors of LKQ since February 1999. Mr. Holsten was the President and Chief Executive Officer of LKQ from November 1998 to January 2011 when he became Co-Chief Executive Officer as part of his transition to retirement. He retired from his position of Co-Chief Executive Officer in January 2012. Prior to joining LKQ, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc. Prior to working for Waste Management, Inc., Mr. Holsten was a staff auditor at a public accounting firm. Mr. Holsten's experience in the waste industry, in both domestic and international markets, combined with his knowledge of commodities markets, provides the Board with valuable insight and perspective on industry specific issues. In addition, as a recent chief executive officer of a public company, Mr. Holsten brings valuable perspective to management on a range of issues, as well as a deep financial expertise and understanding. Mr. Holsten is 62 years old.
Stephen J. Jones was appointed our President and Chief Executive Officer and elected as a director on March 5, 2015. Prior to joining Covanta, Mr. Jones was employed by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, equipment and services from 1992 through September 2014. Mr. Jones served as senior vice president and general manager, Tonnage Gases, Equipment and Energy, from April 2009 through September 2014. Mr. Jones also served as Air Products’ China President from June 2011 through September 2014 at Air Products’ office in Shanghai. He was also a member of Air Products’ Corporate Executive Committee from 2007 through September 2014. Mr. Jones joined Air Products in 1992 as an attorney in the Law Group representing various business areas and functions and in 2007 he was appointed senior vice president, general counsel and secretary. Mr. Jones’ experience managing domestic and international operating companies, his business acumen and his knowledge of the energy marketplace are valuable assets to the Board. Mr. Jones is 53 years old.
Anthony J. Orlando served as our President and Chief Executive Officer from October 2004 until March 5, 2015. He has served as a director since September 2005 and is a member of the Public Policy and Technology Committee. Prior to serving as our President and Chief Executive Officer, Mr. Orlando had been President and Chief Executive Officer of Covanta Energy since November 2003. From March 2003 to November 2003, Mr. Orlando served as Senior Vice President, Business and Financial Management of Covanta Energy. From January 2001 until March 2003, Mr. Orlando served as Covanta Energy's Senior Vice President, Waste-to-Energy. Mr. Orlando joined Covanta Energy in 1987. Mr. Orlando's extensive first-hand knowledge and experience with the Company and the industry provides the Board with a greater understanding of all aspects of the Company's business. Mr. Orlando is 55 years old.
William C. Pate has served as a director since 1999 and is Chair of the Finance Committee and a member of the Audit Committee and the Public Policy and Technology Committee. He was our Chairman of the Board from October 2004 through September 2005. Mr. Pate is Co-President of EGI Division, a private investment firm. Mr. Pate has been employed by EGI Division or its predecessors in various capacities since 1994. Mr. Pate is also a director of Par Petroleum Corporation, a diversified energy company (“Par Petroleum”). Until April 2013, Mr. Pate served as a director of Exterran Holdings, Inc., a global market leader in natural gas production and processing services. Mr. Pate served as a director of Tribune Company, a Chicago-based media conglomerate, until December 2012. Our Board has determined that Mr. Pate is an audit committee financial expert in part due to his “other relevant experience,” which includes Mr. Pate's extensive investment banking experience involving the critical evaluation of financial statements as (a) a director of several public companies, (b) our former non-executive Chairman of the Board and (c) an investment manager of private capital. In this latter role, our Board has determined that he had oversight of the preparation, auditing or evaluation of financial statements in conjunction with numerous acquisitions in a variety of industries and in conjunction with raising public fixed income and equity capital for associated corporations. Mr. Pate's familiarity with all aspects of capital markets, financial transactions and investing in a range of businesses across domestic and international markets, provides value and informed perspective to management and the Board. His experience as a board member of other public and private companies provides additional perspective on governance issues. Mr. Pate is 51 years old.
Robert S. Silberman has served as a director since December 2004 and is a member of the Compensation Committee, the Finance Committee and the Operations Committee. Mr. Silberman has been Executive Chairman of the Board of Directors of Strayer Education, Inc. since May 2013, Chairman of the Board from February 2003 to May 2013 and its Chief Executive Officer from March 2001 until May 2013. Strayer Education, Inc. is an education services company, whose main operating asset, Strayer University, is a leading provider of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman also became a Managing Director at EGI Division as of March, 2014. Mr. Silberman is a member of the Council on Foreign Relations, a nonpartisan resource for information and analysis on foreign relations. He also serves as director of 21st Century Fox and Par Petroleum. From 1995 to 2000, Mr. Silberman held several senior positions, including President and Chief Operating Officer at CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the U.S. Department of Defense, including Assistant Secretary of the Army. Mr. Silberman was previously a director of Visitors of The Johns Hopkins University School of Advanced International Studies, Surgis, Inc., an ambulatory surgery center and surgical services company, and New Page Holding Corporation, a paper manufacturer. Mr. Silberman's positions as chief executive officer and board member of public companies, coupled with his background in energy, project development and the public sector, combine to provide valuable insight and perspective to both the Board and management. Mr. Silberman is 57 years old.
Jean Smith has served as a director since December 2003 and is Chair of the Audit Committee and a member of the Nominating and Governance Committee and the Compensation Committee. Ms. Smith's one-year term as a director will expire at the next Annual Meeting. Ms. Smith is currently Chief Executive Officer of West Knoll Collection, LLC, a custom home furnishings company. From 2009 to 2013, Ms. Smith was a Managing Director of Gordian Group, LLC, an independently owned investment bank. From 2006 through 2008, she served as Managing Director of Plainfield Asset Management LLC, an investment manager for institutions and high net worth individuals. Ms. Smith previously held the position of President of Sure Fit Inc., a home textiles company, from 2004 to 2006 and was a private investor and consultant on various special situation projects from 2001 to 2004. Ms. Smith has more than 30 years of investment and international banking experience, having previously held the position of Managing Director of Corporate Finance for U.S. Bancorp Libra and senior positions with Bankers Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities. Ms. Smith brings a range of extensive and diverse financial and business experience to the Board, including in the areas of capital markets, investment management, and operations and business management in both domestic and international markets. Ms. Smith is 59 years old.
Samuel Zell has served as our Chairman of the Board since September 2005, and had also previously served as a director from 1999 to 2004, as our President and Chief Executive Officer from July 2002 to April 2004 and as our Chairman of the Board from July 2002 to October 2004. Mr. Zell's one-year term as our Chairman and as a director will expire at the next Annual Meeting. Since January 3, 2012, Mr. Zell has served as the Chairman and Chief Executive Officer of the Equity Group Investments division of Chai Trust Company, LLC, a private investment firm he founded over 40 years ago, and prior to that Mr. Zell served as the Chairman of its predecessors for more than the past five years. He also serves as Chairman of Anixter International, Inc., a global distributor of electrical and cable systems; Equity Commonwealth, an office building equity real estate investment trust (REIT) ; Equity Lifestyle Properties, Inc., an equity REIT primarily engaged in the ownership and operation of manufactured home resort communities; and Equity Residential, an equity REIT that owns and operates multi-family residential properties. Mr. Zell served as the Chairman of the Board of Tribune Company, a Chicago-based media conglomerate, from December 2007 until December 2012 and served as its Chief Executive Officer from December 2007 until

December 2009. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Zell previously served as the Chairman of the Board of Equity Office Properties Trust, an equity REIT that owned and operated office buildings, and was the company's Interim President from April 2002 until November 2002 and was its Interim Chief Executive Officer from April 2002 until April 2003. Mr. Zell also previously served as Chairman of the Board of Rewards Network Inc., a dining rewards company and Blackstone Mortgage Trust, Inc. (f/k/a Capital Trust, Inc.), a specialized finance company. Mr. Zell's financial sophistication, extensive investment and management experience, dynamic business and strategic expertise and vast network significantly augment the Board in substantially every aspect of its functionality. Mr. Zell is 73 years old.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accountants to audit our consolidated financial statements for the year ending December 31, 2015, subject to ratification of the appointment by our stockholders. During the 2014 fiscal year, Ernst & Young LLP served as our independent registered public accountants and also provided certain tax and audit-related services. We have been advised by Ernst & Young LLP that neither it nor any of its members has any direct or indirect financial interest in us.
Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.
The Audit Committee recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the 2015 fiscal year. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants unless instructions to the contrary are given.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary and Overview

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables beginning on page 35. This CD&A details the decisions regarding our compensation programs and practices as they relate to our named executive officers, who in 2014 were as follows:

•	Anthony J. Orlando, President and Chief Executive Officer[1]

•	Bradford J. Helgeson, Executive Vice President and Chief Financial Officer

•	Seth Myones, Executive Vice President and Chief Operating Officer

•	Timothy J. Simpson, Executive Vice President, General Counsel and Secretary

•	Derek W. Veenhof, Executive Vice President, Sustainable Solutions

1 On March 5, 2015, pursuant to agreements entered into on January 5, 2015, Anthony J. Orlando was succeeded as President and Chief Executive Officer by Stephen J. Jones (the “Successor CEO”).

Executive Summary

We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), as well as other waste treatment, metals recycling and renewable energy production businesses. Energy-from-waste serves two key markets as both a sustainable waste management solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service. Maintaining this reputation and continuing to position ourselves for future success requires high caliber talent to protect and grow our business in support of our goal of producing superior financial returns for our stockholders.

We designed our executive compensation program with the following goals:

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to align the interests of our stockholders and management by putting a significant portion of potential compensation “at risk” and tied to actual performance, including relative total stockholder returns (“TSR”). Greater relative percentages of potential compensation are at risk for the most senior officers to reflect their respective areas and levels of responsibility for our performance;

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to provide a market competitive and internally equitable compensation and benefits package that reflects individual and company performance, job responsibilities and the strategic value of our market position and reputation;

•	to motivate and reward our senior management team for maintaining and creating long-term value by effectively operating our existing business and executing our strategic initiatives; and

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to ensure retention, engagement, and motivation of our senior management team as productive long-term employees, who lead our strategic initiatives, effectively manage our businesses and related risks and drive financial performance.

Many of our named executive officers are longstanding members of our management team with extensive experience in our business. As a result, our named executive officers are especially knowledgeable about our business and our industry and thus particularly valuable to us and our stockholders as we continue to navigate dynamic market, economic and regulatory environments.

As set forth in the chart below, a significant percentage of the total compensation payable in 2014 to the Chief Executive Officer and the other named executive officers as a group was at risk and subject to the performance of the individual officer and the Company:
Chief Executive Officer
At Target - 2014
Other Named Executive Officers
At Target - 2014
(1) Includes non-equity incentive awards and special cash bonus at targets.
Our commitment to pay-for-performance and stockholder alignment is evidenced by the design of the TSR Equity Awards, which have vesting thresholds set at significantly higher levels than similar awards at the other companies in our peer group. TSR Equity Awards begin to vest when our TSR is at the 40th percentile and vest at 100% of target when our TSR is at the 70th percentile. Thus, in order to realize compensation at the target level, our TSR performance must be significantly better than the majority of our peer group companies.
Consistent with our corporate objectives, our compensation programs are broadly-based and equitable, with approximately 335 employees participating in the Long-Term Incentive Plan, ranging from certain Managers, Engineers and Supervisors to the Chief Executive Officer. In addition, our programs support high standards of corporate governance. None of our named executive officers have an employment agreement, nor are they entitled to receive tax reimbursements. We maintain meaningful stock ownership guidelines for officers and non-employee directors, and our insider trading policy prohibits officers and directors from trading in derivatives or otherwise hedging the economic risk associated with our common stock.

Consideration of the 2014 Say on Pay Vote
Following our 2014 annual meeting of stockholders, the Compensation Committee reviewed the results of the non-binding stockholder advisory vote on our executive compensation (the “Say on Pay Vote”). Ninety-four percent (94%) of the votes cast on the proposal were voted in support of the compensation of our named executive officers as set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement.
The Compensation Committee took the results of the Say on Pay Vote, as well as our internal considerations, evaluations of peer practices and attention to issues raised by our stockholders, into account when establishing compensation for the named executive officers for 2014 and 2015. The Compensation Committee believes the results from our 2014 annual meeting affirm that stockholders’ support our approach to executive compensation. We believe that our named executive officer compensation programs appropriately align the long-term interests of management and our stockholders.

  2014 Performance Highlights

Our financial performance reflected in our Free Cash Flow and Adjusted EBITDA has remained strong in each of the past three years, and although our Free Cash Flow and Adjusted EBITDA declined in 2014 due to the write-off of our California biomass facilities and certain intangible assets, contract transitions and higher interest expense, Adjusted EBITDA and Free Cash Flow for the year ended December 31, 2014 came in within our disclosed guidance range. Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures, and are not intended as a substitute for other GAAP measures. Both Free Cash Flow and Adjusted EBITDA are used in our compensation programs and are presented in order to show the correlation between these financial measures and compensation to our named executive officers. We also use Free Cash Flow to assess and evaluate the overall performance of the Company’s business and to highlight trends in our overall business and we use Adjusted EBITDA to provide a more complete understanding of our business. For a reconciliation of Adjusted EBITDA and Free Cash Flow to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Supplementary Financial Information-Adjusted EBITDA (Non-GAAP Discussion)” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity-Supplementary Financial Information-Free Cash Flow (Non-GAAP Discussion)” in our Annual Report on Form 10-K for the year ended December 31, 2014.

In addition, in 2014 we successfully implemented a variety of strategic objectives, which included the following:

•	entered into agreements to build, own, operate and finance construction of a new 600,000 metric ton per-year, 58 megawatt EfW facility in Dublin, Ireland and commenced construction of the facility;

•	entered into a new ten-year service fee contract to operate an existing 3,150 ton per day energy-from-waste facility located in Pinellas County, Florida;

•	entered into long-term agreements relating to our Fairfax County, Onondaga County, York County, Essex County, Haverhill, SeMass, Hempstead and Plymouth EfW facilities;

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entered into an agreement with the City of Indianapolis for the construction and operation of an Advanced Recycling Center ("ARC") adjacent to our Indianapolis EfW facility which will recover recyclables from mixed municipal solid waste using state-of-the-art sorting technology (in conjunction with the extension of our existing waste disposal agreement);

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installed and/or upgraded metal recovery systems at eight EfW facilities, increasing recovery of ferrous and non-ferrous metal by approximately 9,000 and 2,000 tons, respectively, on an annualized basis;

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procured intermodal transportation equipment and commenced certain facility modifications in preparation for operations under our new long-term waste transportation and disposal contract with New York City in early 2015;

•	acquired a business located in North Carolina, specializing in the treatment, storage and disposal of industrial waste and industrial site / facility remediation projects;

•
implemented several initiatives to improve process efficiency and reduce ongoing expenses across our business with targeted cost savings that we expect will benefit Adjusted EBITDA by approximately $30 million in 2015;

•	issued $400 million aggregate principal amount of 5.875% senior notes and used the net proceeds in part for the repayment of the 3.25% Cash Convertible Notes that matured on June 1, 2014;

•
extended the termination date of the Revolving Credit Facility to 2019 and increased the aggregate commitment amount of the Revolving Credit Facility by $100 million to a total commitment of $1 billion;

•	achieved strategic goals relating to our non-core legacy insurance business; and

•	reached agreement with the Internal Revenue Service on proposed audit adjustments preserving substantially all of our net operating loss carryforwards.
Finally, we have continued to implement our strategy of using our strong cash flows to return capital to our stockholders by increasing our cash dividend in 2014 to an annual rate of $1.00 per share.

2014 Compensation Highlights
Compensation Components
In order to create economic incentives to successfully implement our strategic and organic growth objectives, compensation for the named executive officers in 2014 consisted of the following components:

Component	Description/Purpose	How Amount Determined/ Performance Considerations	2014 Actions
Base Annual Salary	Attract and retain experienced executives by providing competitive foundational cash compensation.	Targeted at peer group median with adjustment based upon nature and levels of responsibility, experience and individual performance.	Base salaries for the named executive officers did not increase in 2014, given our financial performance below budget in 2013.
Annual Cash Incentives	Variable cash incentive to reward achievement of annual financial and strategic goals.	67% based upon Financial Performance Measures of Adjusted EBITDA and Free Cash Flow and 33% based upon achievement of strategic goals applicable to each named executive officer.
Adjusted EBITDA performance in 2014 was below target, resulting in payout at 85% of target, while Free Cash Flow performance was above target, resulting in payout at 131% of target. Based on our strategic accomplishments, the Committee determined the payout for the strategic portion to be 200% of target. Combining financial and strategic performance, annual cash bonuses ranged from 122% to 165% of target for 2014 performance.

Special Cash Bonus	Short-term special cash incentive to reward prompt and efficient actions to reduce expenses and improve operational efficiencies.	Cash payments based upon projected savings and improvements to Adjusted EBITDA and Free Cash Flow in future years.
Based on the projected long-term savings of the initiatives implemented, which are expected to be realized beginning in 2015, the Compensation Committee awarded $1.6 million of special cash bonuses for 2014, including $0.6 million to named executive officers.

Performance Based Equity Awards
Variable equity-based awards, with vesting directly tied to relative stockholder return performance as measured against three indexes over a three year period.
Encourages current decisions that promote long-term value creation for stockholders, and aligns the named executive officers’ interests with stockholders.

TSR Equity Awards will vest three years after grant based upon our relative TSR performance, with vesting at 100% of target at the 70th percentile compared to the TSR performance of the companies in the designated market indices, with partial vesting (25% of target) beginning at the 40th percentile, 50% of target vesting for TSR performance at the 50th percentile and vesting at 200% of target for TSR performance at or above the 90th percentile of the designated indices. Designated market indices are (1) U.S. Dow Jones Waste & Disposal Services Index (25% weighted), (2) U.S. Dow Jones Conventional Electricity Index (25% weighted) and (3) Standard & Poor’s Mid-Cap 400 Index (50% weighted).
In February 2014, the Committee granted 67% of target equity-based long-term incentives for the named executive officers in the form of TSR Equity Awards.
Restricted Stock Equity Awards	Shares of restricted stock that vest pro-rata over a three year period and pay dividends. Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.	Shares vest pro rata, upon continued employment, on each anniversary date with actual value determined by stockholder returns during vesting period.
In February 2014, the Committee granted 33% of target equity-based long-term incentives for the named executive officers in the form of restricted stock vesting pro rata over a period of three years based upon continued employment.

Compensation Philosophy and Objectives

The Compensation Committee believes that a significant portion of annual and long-term compensation paid to named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our named executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. These programs are intended to help us attract and retain qualified executives and to provide rewards that are linked to performance and risk management while also aligning the interests of these individuals with those of our stockholders.
Our incentive programs are generally broad-based. While providing specifically tailored incentives for our senior leadership team, we have also retained our philosophy that in order to provide incentives across the organization, our benefits programs must be broadly available to our officers and management-level employees. Accordingly, approximately 335 employees, ranging from certain managers, engineers and supervisors in our facilities to our senior officers, participate in our long-term incentive plan and receive equity-based awards.
The Compensation Committee has the following objectives in designing the programs:
Performance

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The compensation and benefits we offer to named executive officers are structured to ensure that a significant portion of compensation opportunities are directly related to our operating performance, financial performance and the achievement of strategic objectives, including growth opportunities and enterprise risk management efforts that directly and indirectly enhance, preserve or positively influence stockholder value. Incentive compensation awards are based on (1) company financial measures which we refer to as the “Financial Performance Measures,” and on (2) individual performance executing our strategic objectives.

•
The Financial Performance Measures for 2014, as used in our cash incentive program, consisted of Free Cash Flow and Adjusted EBITDA for all eligible corporate officers and employees, including all named executive officers.

•
Individual performance for 2014 was compensated in the form of cash incentive awards in 2014 based on our performance and each named executive officer’s contributions as they related to executing our business strategy in the following major categories of strategic objectives: (1) New Business and Development; (2) Organic Growth in waste and metals; and (3) Strategic Business Goals and Risk Management. These categories were generally consistent with 2013 but with greater focus and attention on growing and developing our core EfW business through improved metals recycling and recovery, expanding special waste and bundled services, reducing costs and improving operational efficiency, refinancing our convertible debt and creatively financing the Dublin project, challenging successfully the IRS audit and selling the legacy insurance business. As in past years, our strategic goals included a focus on efforts to grow our Adjusted EBITDA and Free Cash Flow, develop new clean technologies, policies and market awareness of our business as a clean renewable energy source, enter into long-term contractual arrangements to secure revenue optimizing our balance sheet and capital allocation and managing risk. These categories effectively reflect the way management views our business and the different areas of importance to us in order to implement our business plan and directly or indirectly enhance, preserve or positively influence stockholder value. Within these major categories, compensation was influenced by the contributions of each named executive officer in his respective areas of responsibility and his ability to influence or effect results in such areas.

Alignment

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In order to align the interests of our named executive officers with our stockholders, a significant component of total compensation each year is in the form of equity awards. Alignment with our stockholders is further enhanced by aspects of our program which assure that our named executive officers realize compensation only to the extent that the Company realizes value. For example, we have aligned the interests of our named executive officers and our stockholders through the issuance of TSR-based equity awards tied to our TSR relative to the weighted performance of the companies composing the (1) U.S. Dow Jones Waste & Disposal Services Index (25% weighted), (2) U.S. Dow Jones Conventional Electricity Index (25% weighted) and (3) Standard & Poor’s Mid-Cap 400 Index (50% weighted) (the “TSR Equity Awards”) to our named executive officers. TSR Equity Awards will vest three years after grant based upon our relative TSR performance compared to the TSR performance of the companies in the designated market indices described above. (See “Long-Term Equity Awards - TSR Equity Awards - Performance and Vesting Criteria” for more detail). These TSR Equity Awards have thresholds for vesting at significantly higher levels than similar awards at the other companies in our peer group in order to create incentives for strong relative performance and to assure alignment with the interests of our stockholders.

•
For several years, we also have had stock ownership guidelines for our officers, including our named executive officers. These guidelines create structural and objective means of assuring ownership and retention of shares of our common stock in value equal to a specified multiple of each officer’s base salary, increasing with levels of responsibility.

•
From time to time in the past, we have granted awards of stock options or other instruments tied to stockholder value creation, vesting over a period of time or based upon our future performance in order to provide additional long-term incentives. We did not grant any awards of stock options to any of our named executive officers in 2014.

Retention

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To promote retention of key talent, one-third of equity grants in 2014 were in the form of restricted stock awards earned over a period of three years, with vesting generally conditioned upon the employee’s continued employment with us on the vesting date. Further, TSR Equity Awards only vest after a period of three years, based upon our TSR performance relative to certain peer groups, which also promotes retention.

Competitiveness and Benchmarking

We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of benchmarking techniques and generally has compared our compensation levels to a market median. It has, in the past, with advice from its compensation consultants (described more fully below) developed a “peer group” of selected companies with a range of size relatively similar to the Company in comparable industries for inclusion in analyses reviewed by the Compensation Committee. For 2014, in connection with reviewing the compensation levels and conducting a benchmark analysis of the named executive officers compensation, the Compensation Committee used a peer group of companies in the businesses of waste, environmental and facilities services, independent power producers, renewable energy and electric utilities that had comparable revenues and/or market capitalizations.

The 2014 peer group was substantially similar to prior years, with the addition of Clean Harbors, Inc., an environmental, energy and industrial services company that is in the Dow Jones Waste & Disposal Index, and IDACORP, Inc., a conventional electric power producer that is in the Dow Jones Conventional Electricity Index, in replacement of CH Energy Group, which was acquired in 2013. The 2014 peer group consisted of the following companies:

Avista Corporation	NRG Energy, Inc.	Vectren Corporation
Black Hills Corporation	PNM Resources, Inc.	Waste Connections Inc.
Clean Harbors, Inc.	Portland General Electric Company	Westar Energy, Inc.
Cleco Corporation	Progressive Waste Solutions, Ltd.	UIL Holdings Corporation
Hawaiian Electric Industries, Inc.	Tetra Tech Inc.	UNS Energy Corporation
IDACORP, Inc.

In 2015, the Compensation Committee plans to add Schnitzer Steel to our peer group to reflect the expansion of our metals recycling and recovery efforts. As our business profile changes over time, the Compensation Committee will continue to evaluate our peer group composition to reflect appropriately our business.

Role of Compensation Consultants
The Compensation Committee has periodically engaged independent compensation advisors to provide assistance and advice in carrying out its duties, which advisors are currently at Frederic W. Cook & Co. (“Cook & Co.”). Advisors from Cook & Co., upon request by the Compensation Committee, have provided independent compensation advice on various aspects of executive compensation, including the compensation payable to our executive officers and directors, reviewing compensation structures and recommendations presented by management and other compensation matters. Cook & Co. advisers took their direction solely from, and provided their reports solely to, the Compensation Committee. Billing by Cook & Co. was provided directly to, and approved for payment by, the Compensation Committee.
The current relationship with Cook & Co. is exclusive to the Compensation Committee and is consistent with formal written procedures to maintain the independence of this relationship. At the request of the Compensation Committee, Cook & Co. addressed and confirmed their independence in writing to the Compensation Committee.

 Use of Consultants in Analysis of 2014 Compensation
At the request of the Compensation Committee, Cook & Co. assisted the Compensation Committee in reviewing the compensation of our named executive officers in relation to the customized peer group identified above. This review was conducted in order to provide an additional benchmark of compensation levels to assist the Compensation Committee in evaluating the continued effectiveness of the TSR Equity Awards implemented in 2013. Cook & Co. also advised the Compensation Committee on certain director compensation matters, including compensation for a Vice Chairman of the Board.

The Annual Compensation Process
 Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer working with our Chief Financial Officer and Chief Human Resources Officer, no executive officers are involved in making recommendations for executive officer compensation. No officers are involved in determining director compensation. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salary, equity award grants, incentive cash award targets and financial metrics for the upcoming year and incentive cash awards for the prior year for the named executive officers.
Specifically, the Compensation Committee approves:

•	the targets for the Financial Performance Measures for the performance portion of the annual cash incentive awards;

•
the performance towards strategic objectives set the prior year and the allocation of the annual cash incentive awards based upon the relative individual performance of the named executive officers in the areas of their responsibility towards such strategic objectives;

•	the form and amount or dollar value of equity awards; and

•	the vesting criteria, including any performance-based criteria, and vesting dates for equity awards.
In the first quarter of each year, typically in February, the Compensation Committee reviews management’s recommendations and our historical pay and performance information. The Compensation Committee’s review includes approval of the value of restricted stock and TSR Equity Award grants. It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our common stock on the date of the award.
Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in particular program components or whether special awards are appropriate or desirable during the current year or for future periods.
In 2014, the Compensation Committee used historic awards and tally sheets to assist in analyzing the named executive officers’ total compensation and various elements of their compensation and benefits, as well as potential payments in the event of a change in control. The tally sheets provided an additional macro level data point and long-term “check and balance” to the compensation process, which is typically more focused on the micro level and annual aspects of the individual components of compensation. The tally sheets also provided the Compensation Committee with information regarding the wealth accumulation of our executive officers in the form of cumulative equity awards and then current equity holdings. The Compensation Committee also examined equity wealth accumulation through its review of the named executive officers' compliance with their respective stock ownership guidelines.
Although the Compensation Committee has the authority to increase or decrease compensation based upon its review of tally sheets, it did not change any compensation based upon its review of tally sheets in 2014.
 Overview of 2014 Compensation Structure
Components of Total Compensation
 Our compensation and benefits package for named executive officers consists of direct compensation and company-sponsored benefit plans. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and intentions.

Direct Compensation
Direct compensation in 2014 consisted of base salaries, annual and special cash incentives, and long-term incentive equity awards in the form of time-based vesting restricted stock grants and performance-based vesting TSR Equity Awards. Other than base salary, all elements of direct compensation included a component that was directly linked to our performance. By creating these links, we seek to achieve our objectives of performance-based, cost-effective compensation programs. There are no formulas to determine annual base compensation. When setting target direct compensation opportunities, we generally target the market median, but we may also consider other factors, such as competition for certain executive skills and internal needs, an executive’s experience, recent individual performance and the Company’s strategic priorities. For example, in order to fill vacancies or new positions, or retain certain individuals, we may offer base salaries above the applicable market median. Further, named executive officers who have significant experience and have demonstrated sustained superior performance over time also may have salaries or other elements of compensation above the applicable market median.

Base Salary

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Purpose:  Base salary is the fixed component of direct compensation and is designed to attract and retain experienced executives who can operate our business in a manner to achieve our short-term and long-term business goals and objectives.

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Performance drivers:  While a named executive officer’s initial base salary is determined by an assessment of competitive market levels, the major factor driving changes in such base salary will be that named executive officer’s individual performance measured by his satisfaction of internal objectives specific to such named executive officer and his assigned responsibilities.

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Other Factors:  We may also consider various external factors, such as competition for certain executive skills and internal needs, when setting annual base salaries. Although we have historically granted regular, annual merit-based salary increases to officers and salary adjustments as needed to reflect changes in role, responsibility and the competitive environment, such increases are not automatic. Further, we also consider overall levels of compensation in making compensation decisions, and attempt to balance annual base salary amounts with performance-based measures of compensation, such as incentive cash awards and equity awards.

•
2014: Consistent with the Compensation Committee’s pay-for-performance philosophy, base salaries for named executive officers did not increase in 2014 given our financial performance below budget in 2013.

Performance-Based Awards
 Annual Cash Incentives

•	Purpose: The annual cash incentive award is a variable performance-based compensation component designed to reward the achievement of annual financial and strategic goals.

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Application of Performance Measures:  As noted above, annual cash bonus awards in 2014 for our named executive officers were based upon achieving objectives measured by (1) our actual Free Cash Flow and Adjusted EBITDA compared to the respective Financial Performance Measure targets for Free Cash Flow and Adjusted EBITDA (weighted 67%); and (2) the individual performance and contributions of such officer towards the achievement of our strategic objectives based on their respective areas of responsibility (weighted 33%).

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Target Bonus:  The Compensation Committee also set a “target” bonus level for each of the named executive officers which was a stated percentage of such officer’s base salary. These target levels were 90% for the Chief Executive Officer and ranged from 65% to 70% for the other named executive officers.

Financial Performance Measures
For 2014, the Compensation Committee adopted “minimum,” “threshold,” “target” and “stretch” goal levels for the Financial Performance Measures. Based on our 2014 budget, which was approved by our full Board in December 2013, these levels were reviewed by the Compensation Committee in February 2014 and approved by the Compensation Committee for the full year 2014 performance on a prospective basis as part of the annual compensation process. We measured financial performance results with a percentage that is calculated from the difference between the “target” and actual level achieved, in accordance with the following table:

Financial Performance Level	Payout (% of Target Bonus)
< Minimum	0%
Threshold	50%
Target	100%
>=Stretch	200%
Between each of the foregoing levels, results were interpolated within each category to calculate specific incentive cash award percentages. Financial results were capped at 200% of target levels for all named executive officers. Under the structure of this series of performance goals, each percentage of performance below the target level results in a reduction in the amount of incentive cash awards relating to financial performance that is greater than the relative amount of increases in such awards that would result from the same percentage of performance above the target level.
In order to assure that the intents and purposes of the compensation plans, including the annual incentive cash awards, are effectuated, the Compensation Committee retains the discretion to make adjustments to the results for any given year. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, timing of working capital, payments of cash bonuses in subsequent calendar years but relating back to the prior calendar year, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals. For example, the Compensation Committee adjusted the Financial Performance Measures to increase actual Adjusted EBITDA for the impact of the cost to implement several initiatives to improve process efficiency and reduce ongoing expenses across our business with targeted cost savings of $30 million. Actual Free Cash Flow was equitably reduced to adjust for the timing of certain payments related to a construction project and the payment of higher than budgeted incentive compensation payments in March 2015 that related to 2014 and increased for the cost to implement several initiatives to improve process efficiency and reduce ongoing expenses across our business.
The following table summarizes the historical performance targets for the Financial Performance Measures of Adjusted EBITDA and Free Cash Flow, the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for the last three years (dollars in millions):

	Adjusted EBITDA			Free Cash Flow
	Target Adjusted EBITDA	Actual Adjusted EBITDA, As Adjusted	Payout Variances (% of Target)	Target Free Cash Flow	Actual Free Cash Flow, As Adjusted	Payout Variances (% of Target)	Combined Financial Performance
2012	$520.0	$489.5	48%	$260.0	$251.5	86%	67%
2013	$520.0	$485.4	27%	$270.5	$238.5	43%	34%
2014	$490.0	$481.1	85%	$205.0	$223.6	131%	108%

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Compensation Committee seeks to set financial performance target levels for purposes of the annual incentive cash awards that continue to challenge management but are achievable if certain conditions are satisfied, including, in particular the following:

•	we continue to operate our business consistent with the historically high standards of efficiency, production, safety and environmental performance;

•	we continue to control our costs of conducting our business and operations;

•
external market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including waste, energy, commodity and scrap metal prices and interest rates;

•	third parties, including communities we serve and the purchasers of the energy we generate, continue to remain financially sound and satisfy their contractual obligations to us; and

•
we do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. While there has always been substantial uncertainty with respect to achieving the target level at the time that the Financial Performance Measures are set and communicated, prior to 2012, we consistently achieved Financial Performance Measures near our targets. However, during 2012 and 2013 performance has resulted in awards below the target levels and it was increasingly necessary for us to seek new and different ways to conduct our business to achieve operating efficiencies and levels of performance; and to find and capitalize on opportunities to expand or improve our profitability. By implementing changes in the way we conduct our business, our financial performance exceeded target in 2014. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, contract transitions, and our increasing exposure to market pricing, competition in our sector, and the age of our facilities and related increased need for additional maintenance expenditures. As a result, it has been and may continue in the future to be, more difficult for our named executive officers to continue to receive incentive cash awards at or near the “target” level and equity awards granted in prior years to be achieved.
Our aggregate financial performance was below target levels for payout purposes in 2012 and in 2013 at 67% and 34%, respectively, but returned to exceed target in 2014 with performance on average at 108%. The “stretch” level of the Financial Performance Measures remains extremely difficult to obtain and we have never reached the “stretch” target goals to earn the maximum cash award levels.
In addition, the Compensation Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout. The Compensation Committee did not exercise such authority and discretion in 2014 with respect to awards to named executive officers based upon the Financial Performance Measures.
Strategic Objectives
 We also measured the performance of our named executive officers in 2014 by their personal contributions towards satisfaction of our strategic objectives, based upon each named executive officer’s specific job and responsibilities. The strategic objectives were set on a prospective basis in February 2014 by the Compensation Committee as part of its annual compensation process and communicated to the named executive officers. If we did not meet the “minimum” level of performance for the Financial Performance Measures in 2014, then the incentive cash award pool would not have been funded and no incentive cash awards would have been payable for satisfaction of strategic objectives.
The contributions of our named executive officers towards our strategic objectives were the basis upon which each individual portion of a named executive officer’s annual incentive cash award was determined. In 2014, we measured each named executive officer’s performance in the following three major categories of strategic objectives:

(1) New business and development;

(2)  Organic growth in waste and metals; and

(3)  Strategic and business goals and risk management.

These categories were modified slightly from 2013 in order to highlight our greater focus and attention on a range of areas important to our business plan and strategy, including:

•	growing and developing our core EfW business through improved metals recycling and recovery;

•	expanding profiled waste services;

•	reducing costs and improving operational efficiency;

•	refinancing our convertible debt and creatively financing the Dublin project;

•	challenging successfully adjustments to our tax returns proposed by the IRS;

•	achieving strategic goals for our non-core legacy insurance business;

•	developing new clean technologies, policies and market awareness of our business as a clean renewable energy source; and

•	managing enterprise risk.

Within these guidelines, the importance of each category varied significantly between each named executive officer and the importance of such categories were assessed on an officer-by-officer basis in order to best tie each such officer’s respective areas of responsibilities and ability to influence, control or impact results with the categories relating to such responsibilities. For example, our Chief Operating Officer has relatively greater weight upon our performance within organic growth categories over which he has the greatest relative level of responsibility and control, therefore, his compensation was more heavily dependent upon performance towards those objectives within those two categories. Similarly, the Chief Financial Officer has the greatest relative responsibility for our balance sheet, capital structure and financing of our capital expenditures and development projects. Determinations within each of these categories are based upon subjective judgments of both individual and, where applicable, business area performance.
As noted, within each of these major categories, individual performance was further measured by business goals specific to each named executive officer’s responsibilities, including some or all of the following:
organic growth objectives including: enhanced metal recovery, increased special waste revenue, asset management and cost efficiency initiatives;

•	contracts to be obtained, amended or renewed;

•	businesses to acquire or joint ventures to be created;

•	project developments and expansions to be advanced or completed;

•	technology development in specific areas and installation of new technologies to improve performance;

•	favorable treatment of energy-from-waste and our other renewable technologies in Federal and state legislation and policy initiatives;

•	establishment of partnerships, programs and community and media outreach to communicate the benefits of our renewable technologies;

•	expansion into strategic geographic areas around the world;

•	successful consummation of financing transactions on favorable economic terms;

•	effective efforts towards enterprise risk management; and

•	allocation of capital to pursue strategic initiatives, maximize return on investment and maintain a strong balance sheet and liquidity position in order to support ongoing growth efforts.

In determining achievement of these strategic objectives, the Compensation Committee receives an initial assessment from our Chief Executive Officer of each named executive officer’s performance with respect to each of the applicable business goals for the preceding year. This recommendation is then reviewed by the Compensation Committee in connection with its determination of each named executive officer’s incentive cash award. Many of the factors that influence determinations are subjective, are based upon positive and negative developments occurring during the prior year and vary from year to year based upon our goals and actions undertaken or desired to be taken within such period. Solely for strategic related performance in 2014, the aggregate performance towards achievement of strategic objectives relating to the annual cash incentive was determined to be approximately 200% of the target, and the principal factors that influenced this determination regarding named executive officers’ performance included the following:

•	entered into agreements to build, own, operate and finance construction of a new 600,000 metric ton per-year, 58 megawatt EfW facility in Dublin, Ireland and commenced construction of the facility;

•	entered into a new ten-year service fee contract to operate an existing 3,150 ton per day energy-from-waste facility located in Pinellas County, Florida;

•	entered into long-term agreements relating to the Fairfax County, Onondaga County, York County, Essex County, Haverhill, SeMass, Hempstead and Plymouth EfW facilities;

•
entered into an agreement with the City of Indianapolis for the construction and operation of an Advanced Recycling Center ("ARC") adjacent to our Indianapolis EfW facility which will recover recyclables from mixed municipal solid waste using state-of-the-art sorting technology (in conjunction with the extension of our existing waste disposal agreement);

•
installed and/or upgraded metal recovery systems at eight EfW facilities, increasing recovery of ferrous and non-ferrous metal by approximately 9,000 and 2,000 tons, respectively, on an annualized basis;

•
procured intermodal transportation equipment and commenced certain facility modifications in preparation for operations under our new long-term waste transportation and disposal contract with New York City in early 2015;

•	acquired a business located in North Carolina, specializing in the treatment, storage and disposal of industrial waste and industrial site / facility remediation projects;

•
implemented several initiatives to improve process efficiency and reduce ongoing expenses across our business with targeted cost savings that we expect will benefit Adjusted EBITDA by approximately $30 million in 2015;

•	issued $400 million aggregate principal amount of 5.875% senior notes and used the net proceeds in part for the repayment of the 3.25% Cash Convertible Notes that matured on June 1, 2014;

•
extended the termination date of the Revolving Credit Facility to 2019 and increased the aggregate commitment amount of the Revolving Credit Facility by $100 million to a total commitment of $1 billion;

•	achieved strategic goals for our non-core legacy insurance business;

•	reached agreement with the Internal Revenue Service on proposed audit adjustments to preserve substantially all of our NOLs; and

•	continued return of capital to our stockholders through an increase to our cash dividend in 2014 to an annual rate of $1.00 per share.
Special Incentive Cash Bonus
The Compensation Committee adopted a special incentive cash bonus program in 2014 to incentivize management to implement promptly and efficiently several initiatives to improve process efficiency and reduce ongoing expenses across our business. These initiatives targeted cost savings that we expect will benefit Adjusted EBITDA by approximately $30 million in 2015 and were focused on: (1) reducing costs of goods and services through new strategic procurement practices to further leverage our scale and purchasing power; and a multi-year effort to increase labor efficiency during maintenance outages; and (2) reducing staff by improving process efficiency through expanded information technology systems and centralization of functions. Based upon the projected savings of such initiatives, the Compensation Committee awarded $1.6 million of special cash bonuses for 2014 (subject to applicable holdbacks), including $0.6 million to named executive officers.

Overall Performance
Based upon the individual contribution of named executive officers towards the foregoing actions, as they applied to each named executive officer, respectively, and our overall financial and operating performance measured by the Financial Performance Measures, the named executive officers earned incentive cash awards ranging from 122% to 165% of their individual targets (assumed to be 100%) based upon historic financial and strategic measures and 142% to 200% of their individual targets in 2014 including the special incentive cash bonus associated with the 2014 implementation of costs savings and operational efficiencies. The following table compares the award earned by each of the named executive officers, as compared to their respective target bonus opportunity, in each of the last three years:

Named Executive Officer	2012 Award	2013 Award	2014 Award (excluding Special Cash Bonus)	2014 Award (including Special Cash Bonus)
Anthony J. Orlando [1]	86	42	165	200
Bradford J. Helgeson [2]	n/a	46	145	170
Seth Myones	100	48	122	157
Timothy J. Simpson	88	44	150	184
Derek W. Veenhof [2]	n/a	n/a	130	142
1 On March 5, 2015, pursuant to agreements entered into on January 5, 2015, Mr. Orlando was succeeded as President and Chief Executive Officer. Under his Succession Agreement, the Compensation Committee agreed to award Mr. Orlando cash and incentive bonuses equal in the aggregate to 200% of this target bonus in recognition of his efforts in 2014 and in transitioning to the Successor CEO, each as discussed more fully below under CEO Compensation.
2 Mr. Helgeson was not a named executive officer in 2012 and Mr. Veenhof was not a named executive officer prior to 2014.
As described above, the foregoing awards are consistent with our financial and strategic performance and consistent with the Compensation Committee’s philosophy that individual and company performance above targets would result in corresponding awards in excess of target bonus opportunities while performance below targets would result in corresponding awards below target bonus opportunities. In 2012, due in part to the unexpected financial impact of Hurricane Sandy, the Financial Performance Measure of Free Cash Flow was below target at 86% and Adjusted EBITDA was below target at 48%, resulting in average awards for financial performance at 67% of target for named executive officers. The performance of our named executive officers towards the achievement of our strategic objectives, however, generally exceeded the targets, resulting in an aggregate bonus at approximately 125% of strategic targets, Financial Performance Measures carried a weight of 67% while strategic performance carried a relative weight of 33% resulting in combined overall awards in the aggregate at 86% of targets. In 2013, Financial Performance Measures for the Company were at 34% of target, with target Financial Performance Measures at 27% of target for Adjusted EBITDA and 43% of target for Free Cash Flow, primarily due to contract transitions and higher interest expense. Performance of our named executive officers against strategic objectives was determined to be 67% of target. Financial Performance Measures carried a weight of 67% while strategic performance carried a relative weight of 33%. On a combined overall basis, the Compensation Committee granted awards in 2013 to named executive officers at 44% of targets. Financial performance rebounded compared to targets in 2014 due to enhanced metals recoveries, improved energy and metals pricing, and our cost savings and efficiency efforts, resulting in Adjusted EBITDA, as adjusted, at 85% of target and Free Cash Flow, as adjusted, at 131% of target, with a combined average performance at 108% of target.

2014 Cash Incentive Awards
The following table sets forth a breakdown of the amount of each named executive officer’s cash incentive compensation award attributable to (a) our actual adjusted Free Cash Flow and Adjusted EBITDA compared to the Financial Performance Measures of Free Cash Flow and Adjusted EBITDA, and (b) the individual contributions and performance of such named executive officer towards the achievement of our strategic objectives specific to each such officer’s roles and responsibilities.

Named Executive Officer	Financial Performance Measure (66.7%)	Individual Contribution to Strategic Objectives (33.3%)	Total Non-Equity Incentive Compensation (100%)
Anthony J. Orlando, President & Chief Executive Officer [1]	$453,227	$665,773	$1,119,000
Bradford J. Helgeson, Executive Vice President & Chief Financial Officer	$176,488	$179,487	$355,975
Seth Myones, Executive Vice President & Chief Operating Officer	$187,077	$129,720	$316,797
Timothy J. Simpson, Executive Vice President, General Counsel & Secretary	$170,437	$185,151	$355,588
Derek W. Veenhof, Executive Vice President, Sustainable Solutions	$147,494	$119,318	$266,812
1 On March 5, 2015, pursuant to agreements entered into on January 5, 2015, Mr. Orlando was succeeded as President and Chief Executive Officer. Under his Succession Agreement, the Compensation Committee agreed to award Mr. Orlando cash and incentive bonuses equal in the aggregate to $1,359,000, including a special cash bonus of $240,000 in recognition of his efforts in 2014 and in transitioning to the Successor CEO, each as discussed more fully below under CEO Compensation.

2014 Special Incentive Cash Bonus

In order to incentivize senior management to undertake significant cost saving and efficiency optimization efforts across the Company, a special cash incentive pool was created for 2014. Targeted at $2 million for savings of at least $25 million, determination of the bonus pool was based upon cost savings recognized from reductions in force, legal entity rationalization and related tax savings, and optimization and efficiency changes including operational efficiencies and cost efficiencies derived through centralization of functions. The total pool awarded for all participants was $1.6 million, with $0.6 million awarded to named executive officers as follows:

Named Executive Officer	Special Incentive Cash Bonus
Anthony J. Orlando, President & Chief Executive Officer [1]	$240,000
Bradford J. Helgeson, Executive Vice President & Chief Financial Officer [2]	$60,000
Seth Myones, Executive Vice President & Chief Operating Officer [3]	$90,000
Timothy J. Simpson, Executive Vice President, General Counsel & Secretary	$80,000
Derek Veenhof, Executive Vice President, Sustainable Solutions	$24,000
1 On March 5, 2015, pursuant to agreements entered into on January 5, 2015, Mr. Orlando was succeeded as President and Chief Executive Officer. Under his Succession Agreement, the Compensation Committee agreed to award Mr. Orlando cash and incentive bonuses equal in the aggregate to $1,359,000, including a special incentive cash bonus of $240,000, in recognition of his efforts in 2014 and in transitioning to the Successor CEO, each as discussed more fully below under CEO Compensation.
2 An additional $60,000 has been held back pending successful operational implementation of certain cost saving and operational efficiency efforts.
3 An additional $30,000 has been held back pending successful operational implementation of certain cost saving and operational efficiency efforts.

Long-term Incentive Equity Awards

•	Purpose: Long-term incentive equity awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value.

•
Forms of Equity Awards:  In 2014, the Compensation Committee granted a combination of time-vesting and performance-vesting restricted stock. In 2014, our Chief Executive Officer and each other named executive officer received equity awards with target grant-date fair values equal to 2.0 times and 1.5 times, respectively, their annual base salary, with two-thirds in the form of TSR Equity Awards and one-third in the form of restricted stock awards.

•
TSR Equity Awards - Performance and Vesting Criteria:  TSR Equity Awards are in the form of restricted stock units that vest as follows: TSR Equity Awards will vest three years after grant based upon our relative TSR performance, according to the following table, with payouts linearly interpolated for performance between levels:

Relative TSR Percentile Rank	Payout (% of Target Shares)
<40th Percentile	0%
40th Percentile	25%
50th Percentile	50%
70th Percentile	100%
≥90th Percentile	200%

•	Restricted Stock Awards - Vesting: Restricted stock awards granted in 2014 vest in three equal tranches on March 17 of 2015, 2016 and 2017.

 The Compensation Committee does not have a specific policy or practice to time equity awards to the release of earnings or other material non-public information. However, the Compensation Committee may determine the value of an equity award but not issue or establish the number of shares or share units while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees, we have in the past postponed, and would consider postponing in the future, the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.
Performance Drivers
 The size of individual long-term incentive equity awards is determined using compensation guidelines developed based on competitive benchmarks. Within those guidelines, actual award recommendations are based on individual, and where applicable, business area performance. Vesting for awards is contingent upon continued employment through the full three-year period of the grant, with certain limited exceptions, including retirement after the age of 65.
CEO Compensation
In determining the compensation of Mr. Orlando, as our Chief Executive Officer, the Compensation Committee considered not only our operating and financial performance as a whole but also Mr. Orlando’s efforts in identifying and transitioning a successor President and Chief Executive Officer (“Successor CEO”).
As in prior years, a very significant portion of Mr. Orlando’s compensation was tied to our performance. The Compensation Committee believes, and it has structured compensation accordingly, that the compensation of our named executive officers, and our Chief Executive Officer in particular, should have a very significant component which is not fixed but is “at risk” and performance-based. The Compensation Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that the relatively greatest percentage of compensation be at risk and tied to our overall performance in order to best align his interests with those of our stockholders. Due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, Mr. Orlando’s compensation has been materially higher than other named executive officers. Based upon the competitive analysis conducted in 2014 when setting compensation opportunities, Mr. Orlando’s target total direct compensation in 2014 was consistent with the median range of most-recently reported target compensation for similarly-situated executives in our peer group.
Mr. Orlando’s compensation package for 2014 included an annual base salary of $755,000, which did not reflect an increase from 2012 or 2013. As in 2013, the equity component of Mr. Orlando’s compensation provided an equity award equal to two times his annual base salary (at 100% of target), one-third in time vesting restricted stock awards vesting pro rata over three years and two-thirds in performance vesting TSR Equity Awards vesting after three years based upon our relative stockholder returns. This resulted in an aggregate of $1,337,596 in reported grant-date fair value of equity awards, consisting of $503,333 in value of time vesting restricted stock and $834,263 in value of performance vesting TSR Equity Awards. The grant-date fair value of the TSR Equity Awards is based on a Monte-Carlo valuation that takes into consideration the rigor of the relative TSR performance objectives. As a result, the grant-date fair value reported in the executive compensation tables is less than the product of the target number of shares and the grant-date share price. While the total aggregate reported value of his equity awards did not change materially from 2013, these equity awards continued to reflect a greater component of compensation directly tied to sustained and enhanced total stockholder returns than in prior years. It is also significant to note that vesting of the TSR Equity Awards requires a materially higher threshold than many of the companies in our peer group, with no vesting occurring for that portion of the TSR Equity Awards where our relative TSR performance falls below the 40th percentile of the market indices and 100% of target vesting at the 70th percentile. Accordingly, this higher reported equity compensation level is intended to motivate the continued focus on TSR and to create a competitive investment return compared to alternative investments, with stockholder interests aligned and protected because the reported compensation will only be realized by Mr. Orlando if our performance in creating long-term stockholder returns is significantly above the median of the companies contained in the market indices.
Mr. Orlando received a significantly higher incentive cash awards of $1,359,000, based upon our performance in excess of target Financial Performance Measures, very strong success not only in implementing and achieving the strategic objectives that were set for 2014, as discussed above under Strategic Objectives, but also in his efforts in leading and directing the implementation of our successful cost savings and efficiency optimization efforts which are expected to result savings equivalent to $30 million of Adjusted EBITDA in 2015. Finally, in recognition of Mr. Orlando’s efforts in identifying and smoothly transitioning the Successor CEO, pursuant to the Succession Agreement, Mr. Orlando was awarded a special discretionary equity award in 2015 in the form of $1 million of restricted stock units vesting ratably over three years, continued vesting of outstanding equity awards and 24 months of severance payments at his annual base salary at the time his employment terminated.
2015 Successor CEO Compensation
On March 5, 2015, Mr. Orlando was succeeded as President and Chief Executive Officer by Stephen J. Jones. Under an Offer Letter executed with Mr. Jones on January 5, 2015, we agreed that Mr. Jones’ annual compensation for 2015 as President and Chief Executive Officer would be as follows: (1) annual base salary of $675,000; (2) target non-equity incentive compensation of 100% of his annual base salary, which amount would be guaranteed to be not less than target for 2015; and (3) equity compensation equal to 200% of his annual base salary, consisting of one-third in the form of Restricted Stock Awards vesting pro rata over three years and two-thirds in the form of TSR Equity Awards vesting after three years.
Employment Arrangements
In order to retain the greatest flexibility on compensation decisions, none of our named executive have employment agreements. Instead, we incorporated into our standard forms of equity award agreements, primarily for Senior Vice Presidents and higher, the terms of restrictive covenants covering non-competition, non-solicitation, confidentiality and assignment of intellectual property rights. In addition, we provide severance benefits under our severance policy to specified senior officers, including all named executive officers, payable over a period that matches the length of the applicable restrictive covenants. Severance is payable in the event that an eligible employee is terminated for reasons other than cause. See also “Severance Plan and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance plan and payments following a change in control. For the purposes of the severance plan, “cause” is defined to include the following:

•	an employee’s failure or refusal to perform the duties of his or her employment in a reasonably satisfactory manner;
•fraud or other act of dishonesty;
•serious misconduct in connection with the performance of his or her duties;
•material violation of any applicable policies or procedures;
•conviction of, or plea of nolo contendere to, a felony or other crime; or

•	other conduct that has or reasonably is expected to result in material injury to our business or reputation.
The 24 month severance term for our Chief Executive Officer is longer than the 18 month severance term for other named executive officers because we desired the benefits to us of extended non-competition and non-solicitation covenant periods. Similarly, the 18 month severance period for our Executive Vice Presidents, Senior Vice Presidents, and Chief Accounting Officer and Treasurer, including the other named executive officers, is longer than other eligible employees because we also desired the benefits of their relatively longer restrictive covenant periods.

Company-Sponsored Benefit Plans
Consistent with our philosophy of providing the same forms of compensation throughout a broad spectrum of our managerial base, our executives are eligible to participate in the same benefit plans as those offered to all other non-union employees. We have not provided any perquisites to our named executive officers in any of the last three years.
Insurance Plans
The core insurance package includes health, dental, disability, AD&D and basic group life insurance coverage.
Retirement Plans
We provide a non-qualified supplemental defined benefit plan to those of our employees, including those named executive officers, who participated in the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. Historically, this non-qualified supplemental benefit provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the Internal Revenue Service earnings cap. This non-qualified supplemental plan represents an unfunded and unsecured obligation to pay a calculated benefit to retiring employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan. Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009.
Determining Benefit Levels
The Compensation Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance. In part due to the stock ownership guidelines that we have adopted for our officers and officers of our subsidiary Covanta Energy, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.
Compensation Policies
Stock Ownership Guidelines
Our Board believes that it is important for all of our officers, including officers of our subsidiary Covanta Energy, to acquire and maintain a substantial equity ownership position in our company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Shares counted as ownership include shares owned outright and time-based restricted stock awards. Officers are given five years to reach their target ownership levels. Transition periods are provided for individuals who have been promoted. The current guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	4.0 x Base Salary
Executive Vice Presidents	3.0 x Base Salary
Senior Vice Presidents	2.0 x Base Salary
Vice Presidents	1.0 x Base Salary
The Compensation Committee has the sole discretion and authority to modify the stock ownership guidelines at any time.
Insider Derivative and Short-Sale Trading Restrictions
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.
Return and/or Forfeiture of Performance-Based Payments or Awards
As provided in our TSR Equity Award agreements and in our 2014 Equity Award Plan, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, if any award is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the

Company, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.
Tax Considerations
We generally will be entitled to a tax deduction in connection with awards under the 2014 Equity Award Plan in an amount equal to the ordinary income realized by participants and at the time the participants recognize such income. Special rules limit the deductibility of compensation paid to our named executive officers.
Under section 162(m) of the Tax Code, the annual compensation paid to each named executive officer will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in section 162(m) relating to qualifying performance-based compensation plans. Qualifying performance-based compensation consists of compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders. The grants of TSR Equity Awards were designed to satisfy the requirements for deductible compensation; the grant of restricted stock awards does not because such awards are time vesting only. Our cash incentive plan is administered so that awards qualify for 162(m) treatment. However, the Compensation Committee retains the discretion to award compensation that exceeds section 162(m)’s deductibility limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2014. This report is provided by the following independent directors, who comprised the Compensation Committee throughout 2014 and through the date hereof:

PETER C.B. BYNOE (CHAIR)
ROBERT S. SILBERMAN
JEAN SMITH

Summary Compensation Table For The Year Ended December 31, 2014
The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2014, 2013 and 2012 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2014, whose total annual salary and bonus exceeded $100,000, referred to as the “named executive officers” in this proxy statement:

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total(5) ($)

Anthony J. Orlando	2014	$755,000	$1,337,596		$—	$1,359,000	$404,803	$97,572	$3,953,971
President & Chief	2013	$755,000	$1,363,768	(6)	$—	$285,000	$—	$108,275	$2,512,043
Executive Officer	2012	$755,000	$550,007	(7)	$—	$586,504	$64,807	$162,812	$2,119,130

Bradford J. Helgeson (8)	2014	$350,000	$465,062		$—	$415,975	$—	$22,076	$1,253,113
Executive Vice	2013	$275,734	$243,847	(6)	$—	$55,000	$—	$24,480	$599,061
President & Chief
Financial Officer

Seth Myones	2014	$371,000	$492,973		$—	$406,798	$91,006	$19,571	$1,381,348
Executive Vice	2013	$371,000	$502,617	(6)	$—	$125,000	$—	$40,967	$1,039,584
President & Chief	2012	$350,000	$500,011	(7)	$—	$244,103	$205,158	$91,178	$1,390,450
Operating Officer

Timothy J. Simpson	2014	$364,000	$483,653		$—	$435,589	$74,699	$55,723	$1,413,664
Executive Vice	2013	$364,000	$493,130	(6)	$—	$105,000	$—	$59,815	$1,021,945
President, General	2012	$350,000	$375,020	(7)	$—	$200,152	$—	$89,323	$1,014,495
Counsel & Secretary

Derek W. Veenhof (9)	2014	$315,000	$418,560		$—	$290,812	$—	$19,364	$1,043,736
Executive Vice
President Sustainable
Solutions

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value for time-based restricted stock is computed using the closing price of the shares on the grant date. The grant date fair value for the performance TSR-based restricted stock units was calculated by using a Monte Carlo simulation, which produced a probable value for the awards at $16.60 per share for the 2013 grant and $14.13 for the 2014 grant. TSR Equity Awards will vest at the end of the three-year vesting term, however, the number of shares delivered will vary based upon the attained level of performance and may range from 0 to 2.0 times the number of target units awarded.

(2)
Amounts included for 2014 represent the value of the annual incentive cash awards plus the special cash incentive awards received by each named executive officer in March 2015 in respect of service performed in 2014. See the “Grants of Plan-Based Awards — 2014” table for more information.

(3)
The amounts shown for each named executive officer in this column are attributable to the change in actuarial present value of the accumulated benefit under defined benefit and actuarial plans at December 31, of the applicable year, as compared to December 31, of the immediately preceding year. No named executive officer received preferential or above-market earnings on deferred compensation in 2012. For Messrs. Orlando, Myones and Simpson, the actual change in pension value in 2013 was negative as follows: Orlando $215,587, Myones $130,034, Simpson $38,437. Pursuant to SEC guidance, these amounts have been omitted from the table.

(4)	The amounts shown in this column for 2014 consist of the following components:

Name	Company 401(k) Match(a)	Company Contribution to Defined Contribution Plan(b)	Life Insurance Premiums Paid by Company	Severance Payments and Outplacement Service	Perquisites	Dividends Accrued on Performance Based Equity Incentive Awards	Total
Anthony J. Orlando	$10,400	$7,800	$1,848	$—	$—	$77,524	$97,572
Bradford J. Helgeson	$10,400	$7,800	$1,294	$—	$—	$2,582	$22,076
Seth Myones	$10,400	$7,800	$1,371	$—	$—	$—	$19,571
Timothy J. Simpson	$10,400	$7,800	$1,345	$—	$—	$36,178	$55,723
Derek W. Veenhof	$10,400	$7,800	$1,164	$—	$—	$—	$19,364

(a)
Represents matching contributions to the 401(k) account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(b)
Represents contributions to the defined contribution retirement plan account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(5)	Represents the sum of the amounts in all of the columns of the Summary Compensation Table for each named executive officer.

(6)	Includes $16.60 of grant date fair value for TSR awards and $19.42 of grant date fair value for restricted stock awards.

(7)	Includes $16.18 of grant date fair value for growth equity awards and $16.18 of grant date fair value for restricted stock awards.

(8)	Mr. Helgeson was not a named executive officer of the Company in 2012.

(9)	Mr. Veenhof was not a named executive officer of the Company in 2012 or 2013.

Equity Award Plans
All equity awards made to the named executive officers in 2014 were made pursuant to our 2004 equity award plan for employees and officers, which we refer to as the “2004 Employee Plan.” The 2014 Equity Award Plan, which was approved by our stockholders at the 2014 Annual Meeting, consolidates into a new single plan two existing equity plans: the 2004 Employee Plan and the Covanta Holding Corporation 2004 Equity Award Plan for Directors (the “2004 Director Plan” and together with the 2004 Employee Plan, the “Former Plans”). The Former Plans were both originally effective October 5, 2004 and expired by their terms on October 4, 2014. Upon approval of the 2014 Equity Award Plan by our stockholders at our 2014 Annual Meeting, the Former Plans were terminated with respect to any awards under such plans which have not yet been granted and the 2004 Employee Plan now remains in effect only until all awards granted under it have been satisfied or expired. The Former Plans were originally approved by our stockholders in October 2004 and subsequent amendments to the 2004 Employee Plan were approved by stockholders on September 19, 2005, May 1, 2008 and May 7, 2009 and an amendment to the 2004 Director Plan was approved by stockholders on May 1, 2008.
The 2004 Employee Plan and the 2014 Equity Award Plan are both administered by the Compensation Committee of our Board. Awards under the 2004 Employee Plan were granted to employees (including officers) of the Company, its subsidiaries and affiliates. The 2004 Employee Plan provided, and the 2014 Equity Award Plan provides, for awards to be made in the form of (a) shares of restricted stock, (b) incentive stock options, (c) non-qualified stock options, (d) stock appreciation rights, (e) performance awards, (f) restricted stock units or (g) other stock-based awards which relate to or serve a similar function to the awards described above. Awards could be made on a stand-alone, combination or tandem basis.
As of March 17, 2015, there were 5,724,298 shares of common stock available for issuance under the 2014 Equity Award Plan, and no recipient under the Plan may be granted awards in any calendar year with respect to more than 250,000 shares of restricted stock; or restricted stock units and options to purchase 650,000 shares, 250,000 performance shares or $5.0 million of performance units.

The following table provides information on both equity incentive awards that were made under our 2004 Employee Plan and incentive cash awards made during the year ended December 31, 2014.
Grants of Plan-Based Awards — 2014

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Anthony J. Orlando	February 26, 2014	$339,750	$679,500	$1,359,000	—	—	—	—	—	—	$—
	February 26, 2014	$—	$—	$—	14,761	59,042	118,084	—	—	—	$834,263
	February 26, 2014	$—	$—	$—	—	—	—	29,521	—	—	$503,333
Bradford J. Helgeson	February 26, 2014	$122,500	$245,000	$490,000	—	—	—	—	—	—	$—
	February 26, 2014	$—	$—	$—	5,132	20,528	41,056	—	—	—	$290,061
	February 26, 2014	$—	$—	$—	—	—	—	10,264	—	—	$175,001
Seth Myones	February 26, 2014	$129,850	$259,700	$519,400	—	—	—	—	—	—	$—
	February 26, 2014	$—	$—	$—	5,440	21,760	43,520	—	—	—	$307,469
	February 26, 2014	$—	$—	$—	—	—	—	10,880	—	—	$185,504
Timothy J. Simpson	February 26, 2014	$118,300	$236,600	$473,200	—	—	—	—	—	—	$—
	February 26, 2014	$—	$—	$—	5,338	21,349	42,698	—	—	—	$301,661
	February 26, 2014	$—	$—	$—	—	—	—	10,674	—	—	$181,992
Derek W. Veenhof	February 26, 2014	$102,375	$204,750	$409,500	—	—	—	—	—	—	$—
	February 26, 2014	$—	$—	$—	4,619	18,475	36,950	—	—	—	$261,052
	February 26, 2014	$—	$—	$—	—	—	—	9,238	—	—	$157,508

(1)
In February 2014, our Compensation Committee established various levels of performance. The amounts shown in these columns reflect the range of potential payouts for 2014 performance under our annual incentive cash award plan between the "threshold" and "maximum" levels. The amounts shown in the “threshold” column represent the amount of cash award payable at the 50% of "target" level of performance. In addition, there is a "minimum" level of Company performance below the "threshold" which if not attained will result in no cash awards being payable. Please see the “Compensation Discussion and Analysis” in this proxy statement for more information regarding these awards and performance measures.

(2)
The number of shares of Company common stock actually delivered to executive officers at the end of the three year TSR cycle can range from 0% to 200% of the number of target shares awarded. If the relative TSR is below the 40th percentile of any of the peer group participants will not receive any shares at the end of the performance period with respect to that peer group and will not receive any cash dividend equivalents. If the relative TSR is at least at the 40th percentile of the designated peer group a threshold payout of 25% of the number of target shares will be allocated to each participant with respect to that peer group plus cash dividend equivalents relative to the number of shares awarded. To receive 100% of target the Company's TSR must perform at the 70th percentile compared to the designated peer group. Participants can earn up to 200% of target if the Company performs at the 90th percentile. Awards are interpolated on a straight-line basis for performance results between levels. Please see the “Compensation Discussion and Analysis” in this proxy statement for more information regarding these awards and growth goals.

(3)
The number of shares shown in this column reflects the 2014 restricted stock awards under our 2004 Employee Plan. The restricted stock awards made in 2014 vest ratably over three years, on the basis of continued employment.

(4)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The grant date fair value for time-based restricted stock is computed using the closing price of the shares at the grant date. The grant date fair value for the performance TSR-based restricted stock units was calculated by using a Monte Carlo simulation, which produced a probable value for the awards at $14.13 per share for 2014 and $16.60 per share for 2013. For our named executive officers, we have assumed for calculating the grant date fair value under FASB ASC Topic 718 that the forfeiture rate was zero.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2014:
Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Anthony J. Orlando	270,000	—	$20.52	3/19/2017	7,211	(2)	$1,188,408	90,144	(5)	$4,697,154
	200,000	—	$24.76	2/21/2018	17,262	(3)		12,361	(5)
					29,521	(4)		51,863	(6)
								59,042	(6)

Bradford J. Helgeson	30,000	—	$23.30	5/7/2017	3,709	(2)	$375,491	3,002	(5)	$721,994
					3,087	(3)		9,273	(6)
					10,264	(4)		20,528	(6)

Seth Myones	—	—	$20.52	3/19/2017	6,181	(2)	$515,540	12,361	(5)	$1,171,702
					6,362	(3)		19,114	(6)
					10,880	(4)		21,760	(6)

Timothy J. Simpson	120,000	—	$20.52	3/19/2017	4,636	(2)	$474,360	42,067	(5)	$2,012,594
					6,242	(3)		9,271	(5)
					10,674	(4)		18,753	(6)
								21,349	(6)

Derek W. Veenhof	25,000	—	$20.52	3/19/2017	2,679	(2)	$322,689	—	(5)	$588,063
					2,744	(3)		8,243	(5)
					9,238	(4)		18,475	(6)

(1)	Based on the closing price of our common stock of $22.01 on December 31, 2014, as reported on the New York Stock Exchange.

(2)	Restricted stock vests on March 17, 2015.

(3)	Restricted stock vests in two equal installments on March 17, 2015 and March 17, 2016.

(4)	Restricted stock vests in three equal installments on March 17, 2015, March 17, 2016, and March 17, 2017.

(5)	Growth equity awards vest after a period of at least three years based on successful achievement of specified criteria and confirmation of a bring down calculation by the Compensation Committee.

(6)
TSR Equity Awards are reflected at target. Actual vesting ranging from 0 to 200% of target will be determined three years after grant based upon the Company's relative TSR performance against designated peer groups. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the TSR Equity Awards.

The following table sets forth the option exercises and stock vesting for each of our named executive officers during the year ended December 31, 2014:
Option Exercises and Stock Vested During 2014

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Anthony J. Orlando	—	$—		26,854	$463,500
Bradford J. Helgeson	—	$—		9,256	$159,759
Seth Myones	120,000	$483,728	(2)	15,268	$263,526
Timothy J. Simpson	—	$—		12,963	$223,714
Derek W. Veenhof	—	$—		6,552	$113,088

(1)	Amounts reported in this column represent the value of restricted stock awards that vested on March 17, 2014.

(2)	Represents the difference between the exercise price of the options and the fair market value of our common stock on the dates of exercise.

Retirement Plans
Pension Benefits
Supplemental Benefit Plan
We continue to provide to eligible employees, including Messrs. Orlando, Myones, and Simpson, a non-qualified supplemental defined benefit plan, relative to the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. Historically, this non-qualified supplemental benefit provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the IRS earnings cap.  This non-qualified supplemental plan represents an unfunded obligation to pay a calculated benefit to retiring employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan.  Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009.
The following table shows pension benefit information as of December 31, 2014 for the named executive officers under the Covanta Energy Pension Plan and the Covanta Energy Supplemental Benefit Plan. No amounts were paid out in 2014.
Pension Benefits 2014

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)
Anthony J. Orlando	Supplemental Benefit Plan	18.7	$2,093,561
Bradford J. Helgeson	Supplemental Benefit Plan	—	$—
Seth Myones	Supplemental Benefit Plan	15.7	$493,040
Timothy J. Simpson	Supplemental Benefit Plan	12.3	$403,386
Derek W. Veenhof	Supplemental Benefit Plan	—	$—

(1)
Our actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2014 were as follows: a measurement date of December 31, a discount rate of 4.95%, a retirement age of 65 years and the mortality required under the Internal Revenue Code for purposes of calculating lump sums.

Covanta Energy Savings Plan
The Covanta Energy Savings Plan is comprised of two components: The first component, which we provide to eligible employees, including named executive officers, is a qualified 401(k) retirement plan. All full-time and part-time employees not subject to a collective bargaining agreement are eligible to participate in this plan upon employment. Named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2014 by the IRS of $260,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's earnings, and 50% of the next 2% of such individual's earnings up to the IRS limit. Our matching contributions are immediately vested.
The second component, which we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. This plan became effective as of January 1, 2006 and was designed as an ongoing substitute for the pre-existing defined benefit plan which was frozen as of December 31, 2005 and terminated in 2012. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $260,000 in 2014. Contributions to the defined contribution plan vest in equal amounts over a five year period based on continued employment. The definition of eligible compensation under the plan was amended, effective January 1, 2011, to exclude all bonus payments.
Severance Plan and Potential Payments upon Termination or Change in Control
Severance Agreements
In February 2010, we adopted the Severance Plan for Covanta Energy Corporation Senior Officers, referred to in this proxy statement as the “Severance Plan.” This plan covers our Chief Executive Officer, Executive Vice Presidents, Regional Presidents, Senior Vice Presidents, Chief Accounting Officer and Treasurer.
Change in control arrangements are also covered in the Covanta Holding Corporation Restricted Stock Award Agreement, referred to in this proxy statement as the “Restricted Stock Award Agreement,” the Growth Equity Award Agreement, and the TSR Equity Award Agreement.
Defined Terms in the Severance Plan, Restricted Stock Award Agreement and TSR Equity Award Agreement
For purposes of the Severance Plan, the Restricted Stock Award Agreement, the Growth Equity Award Agreement, and the TSR Equity Award Agreement executed in connection with the award of restricted stock and restricted stock units under our 2004 Employee Plan, the terms “cause,” “change in control,” and “eligible termination of employment” are defined as follows:
“Cause” shall mean, with respect to the termination of an Employee's employment with Covanta and our subsidiaries, referred to as the "Company Group", such Employee's (i) failure or refusal to perform the duties of his or her employment with the Company Group in a reasonably satisfactory manner, (ii) fraud or other act of dishonesty, (iii) serious misconduct in connection with the performance of his or her duties for the Company Group, (iv) material violation of any policy or procedure of the Company Group, (v) conviction of, or plea of nolo contendere to, a felony or other crime or (vi) other conduct that has or reasonably is expected to result in material injury to the business or reputation of any member of the Company Group, in any such case, as determined by the Administrator in his/her sole discretion.
“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:
(a) any “Person”, other than a holder of at least 10% of our outstanding voting power as of the date of this agreement or plan, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of our stock entitled to vote in the election of our directors or the directors or the directors of our subsidiaries;
(b) individuals who are our “Continuing Directors” of Covanta cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date of the agreement or plan, as applicable, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;
(c) our stockholders adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of our assets or the assets of our subsidiaries;
(d) Covanta is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless our business following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, Covanta) and our stockholders immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of Covanta (or similar transaction) shall not constitute a Change in Control;
(e) there is a Change in Control of Covanta Holding of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirements; provided, however, that for purposes of the agreement or plan, as applicable, a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power as of the date of the agreement or plan, as applicable; or
(f) Covanta consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination of the agreement or plan, as applicable.
“Eligible Termination of Employment” shall mean the involuntary termination other than for Cause of an Employee's employment with the Company Group after the Effective Date.

Anthony J. Orlando’s Succession as President and Chief Executive Officer
On January 5, 2015, the Company announced that pursuant to a leadership succession plan, Mr. Orlando would be succeeded as president and chief executive officer of the Company on March 5, 2015 by Stephen J. Jones. Mr. Orlando, who remained on our Board and is nominee for re-election to the Board, entered into a succession agreement dated January 5, 2015 (the “Succession Agreement”). Under the terms of the Succession Agreement, Mr. Orlando was succeeded as President and Chief Executive Officer of Covanta Holding Corporation and its subsidiaries and was no longer an employee effective upon Mr. Jones’ appointment as President and Chief Executive Officer on March 5, 2015 (the “Effective Date”). The Succession Agreement provides that Mr. Orlando will be entitled to following compensation: (i) aggregate salary continuation payments in the amount of $1,510,000 payable on a pro rata basis over a period of 24 months in accordance ; (ii) payment of a discretionary cash incentive award for 2014 performance in the aggregate amount equal to $1,359,000, subject to pro rata reduction in the event, and in such amount, that the financial performance of the Covanta and its subsidiaries as measured by the Financial Performance Measures, as determined by the Compensation Committee, are on average less than 100% of target levels, which bonus was payable in a lump sum cash payment on or before March 15, 2015 in accordance with the Company’s regular practice of paying bonuses; (iii) a discretionary special equity bonus granted upon the Effective Date, in the form of $1,000,000 in restricted stock units, vesting pro rata over a period of three (3) years following the grant date with the number of shares to be determined by the closing price of the Company’s common stock on the New York Stock Exchange on the date of the grant (reflecting the fair market value of the common stock of the Company on the date of grant) and subject to the terms and conditions of the applicable equity award agreement; (iv) amendment of outstanding equity awards to provide vesting or acceleration of vesting of outstanding restricted stock awards on March 17, 2015 and continued vesting or exercisability of all other outstanding equity awards as if Mr. Orlando continued to be employed by the Company for the term of such equity award agreements; (v) continued medical, dental, life and other standard employee benefit plans currently received by Mr. Orlando for a period of 24 months; (vi) continuation of the non-competition and confidentiality provisions of Mr. Orlando’s agreements under the Equity Award Plan for the longer of the salary continuation period or the expiration date, if any, of any such agreement; and (vii) mutual releases between Mr. Orlando and the Company and their related parties from any claims.
Executive Officer Termination Compensation
Anthony J. Orlando served as our President and Chief Executive Officer as of December 31, 2014. The following table shows the potential payments to Mr. Orlando upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2014. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits 2014 Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$29,038	(1)	$29,038	(1)	$1,510,000	(2)	$29,038	(1)	$2,381,480	(2)	$29,038	(1)	$29,038	(1)
Stock Option	$—		$—		$—		$—		$—	(3)(4)	$—		$—
Restricted Stock	$—		$—		$—		$—		$1,188,408	(3)(5)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$2,610,610	(3)(6)	$—		$—
TSR Awards	$—		$—		$—		$—		$2,294,583	(7)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$36,925	(8)	$—		$39,949	(8)	$—		$44,387	(9)
Life Insurance Benefits	$—		$—		$—		$—		$—		$1,000,000	(10)	$—
Total:	$29,038		$29,038		$1,546,925		$29,038		$8,515,030		$1,029,038		$73,425

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Orlando’s employment is terminated without cause or as a result of a change in control, he shall be entitled to a severance payment equal to 24 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 24 months. If the termination is a result of a change in control, Mr. Orlando is also entitled to two times his average annual cash bonus for the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Orlando’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by the named executive officer shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of unvested stock options held by Mr. Orlando. However, because the exercise price of $24.76 per share with respect to 40,000 shares is greater than the $22.01 per share closing price of our common stock on the New York Stock Exchange on December 31, 2014, the unvested stock options have no value for purposes of this table.

(5)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Orlando by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(6)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Orlando by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(7)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(8)
Pursuant to the Severance Plan, provided Mr. Orlando’s employment terminated without cause or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 24 months.

(9)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Orlando meets the definition of “disabled” pursuant to that policy.

(10)	Reflects the estimated present value of the proceeds payable to Mr. Orlando’s beneficiaries upon his death.

Seth Myones has served as Executive Vice President and Chief Operating Officer since March 2012. The following table shows the potential payments to Mr. Myones upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2014. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits 2014 Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$14,269	(1)	$14,269	(1)	$556,500	(2)	$14,269	(1)	$833,328	(2)	$14,269	(1)	$14,269	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$515,540	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$295,196	(3)(5)	$—		$—
TSR Awards	$—		$—		$—		$—		$845,669	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$27,694	(7)	$—		$29,377	(7)	$—		$44,387	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$742,000	(9)	$—
Total:	$14,269		$14,269		$584,194		$14,269		$2,519,110		$756,269		$58,656

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Myones’ employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Myones’ termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Myones shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Myones by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Myones by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(7)
Pursuant to the Severance Plan, provided Mr. Myones’ employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Myones meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Myones’ beneficiaries upon his death.

Bradford J. Helgeson has served as our Executive Vice President and Chief Financial Officer since November 2013. The following table shows the potential payments to Mr. Helgeson upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2014. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$13,462	(1)	$13,462	(1)	$525,000	(2)	$13,462	(1)	$677,076	(2)	$13,462	(1)	$13,462	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$375,491	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$77,109	(3)(5)	$—		$—
TSR Awards	$—		$—		$—		$—		$697,563	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$27,694	(7)	$—		$29,282	(7)	$—		$44,387	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$700,000	(9)	$—
Total:	$13,462		$13,462		$552,694		$13,462		$1,856,521		$713,462		$57,849

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Helgeson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Helgeson’s termination is a result of a change in control as defined in the respective award agreements, all unvested shares of restricted stock or other equity awards then held by Mr. Helgeson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Helgeson by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Helgeson by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(7)
Pursuant to the Severance Plan, provided Mr. Helgeson's employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Helgeson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Helgeson’s beneficiaries upon his death.

Timothy J. Simpson has served as our Executive Vice President, General Counsel and Secretary since November 2007. The following table shows the potential payments to Mr. Simpson upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2014. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits 2014 Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$14,000	(1)	$14,000	(1)	$546,000	(2)	$14,000	(1)	$774,864	(2)	$14,000	(1)	$14,000	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$474,360	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$1,304,924	(3)(5)	$—		$—
TSR Awards	$—		$—		$—		$—		$829,697	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$27,694	(7)	$—		$29,345	(7)	$—		$44,387	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$728,000	(9)	$—
Total:	$14,000		$14,000		$573,694		$14,000		$3,413,190		$742,000		$58,387

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Simpson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Simpson’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Simpson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Simpson by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Simpson by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(7)
Pursuant to the Severance Plan, provided Mr. Simpson’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Simpson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Simpson’s beneficiaries upon his death.

Derek W. Veenhof has served as our Executive Vice President, Sustainable Solutions since November 2013. The following table shows the potential payments to Mr. Veenhof upon his termination of employment or a change in control of the Company under the Severance Plan and the Restricted Stock Award Agreement or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2014. The table (1) excludes vested account balances under the Covanta Energy Savings Plan and (2) the benefits set forth in the “Pension Benefits 2014 Table.”

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$12,115	(1)	$12,115	(1)	$472,500	(2)	$12,115	(1)	$592,500	(2)	$12,115	(1)	$12,115	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$322,689	(3)(4)	$—		$—
Growth Equity Awards	$—		$—		$—		$—		$—	(3)(5)	$—		$—
TSR Awards	$—		$—		$—		$—		$626,626	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$27,694	(7)	$—		$29,123	(7)	$—		$44,387	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$630,000	(9)	$—
Total:	$12,115		$12,115		$500,194		$12,115		$1,570,938		$642,115		$56,502

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Veenhof’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Veenhof’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Veenhof shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Veenhof by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(5)
Represents the value of accelerated unvested growth equity awards and corresponding unvested cash dividends calculated by multiplying the number of shares of unvested growth equity awards held by Mr. Veenhof by $22.01, the closing price of our common stock on the New York Stock Exchange on December 31, 2014.

(6)
Pursuant to the TSR Equity Award Agreement, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period.

(7)
Pursuant to the Severance Plan, provided Mr. Veenhof’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Veenhof meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Veenhof’s beneficiaries upon his death.

Restrictive Covenants
Our obligation to vest restricted stock grants under the Restricted Stock Award Agreement is conditioned upon each applicable officer complying with his continuing obligations under the restrictive covenants relating to confidentiality, non-competition and non-solicitation of customers and employees and the execution of a standard form of general release.
The Restricted Stock Award Agreement contains non-compete, non-solicitation and confidentiality provisions. As set forth in each such agreement, the restrictive covenants survive termination of employment for the periods stated in the Severance Plan as set forth below:

Named Executive Officer	Restrictive Covenant	Survival Period
Anthony J. Orlando	Non-Compete	24 months
	Non-Solicit Customers	24 months
	Non-Solicit Employees	24 months
	Confidentiality	60 months

Bradford J. Helgeson, Seth Myones, Timothy J. Simpson, Derek W. Veenhof	Non-Compete	18 months
	Non-Solicit Customers	18 months
	Non-Solicit Employees	18 months
	Confidentiality	60 months
Compensation Committee Interlocks and Insider Participation
None of Mr. Bynoe (Chair), Mr. Silberman or Ms. Smith, the persons who served as members of the Compensation Committee in 2014, were, during that year or previously, an officer or employee of ours or any of our subsidiaries or had any other relationship requiring disclosure herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information, as of March 16, 2015 unless otherwise specified, concerning:

•
beneficial ownership of our common stock by (1) SZ Investments together with its affiliate EGI-Fund (05-07), (2) Neuberger Berman together with its affiliate Neuberger Berman Group LLP, and (3) Levin Capital Strategies, L.P., (4) The Vanguard Group Inc. and (5) Findlay Park Partners LLP, which are the only beneficial owners known to us of 5% or more of our common stock; and

•
beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers named in the Summary Compensation Table included in this proxy statement, referred to as the “named executive officers” in this proxy statement, and (3) all of our current directors and executive officers together as a group.

The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960.

Equity Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent of Class
SZ Investments L.L.C.(1)	12,949,182	9.9%
Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606
Neuberger Berman(2)	10,486,576	8.0%
605 Third Avenue, New York, New York 10158
Levin Capital Strategies, L.P. (3)	9,391,379	7.1%
595 Madison Avenue, 17th Floor, New York, New York 10022
The Vanguard Fund Inc. (4)	7,599,561	5.8%
100 Vanguard Blvd. Malvern, PA 19355
Findlay Park Partners LLP (5)	6,850,000	5.2%
Almack House, 4th Floor, 28 King Street, London, SW1Y 6QW United Kingdom

(1)	Based on a Schedule 13D/A filed with the SEC on July 25, 2014, this includes the shares owned as follows:
(a) 10,921,682 shares that SZ Investments beneficially owns with shared voting and dispositive power; (b) 2,027,500 shares that EGI-Fund (05-07) beneficially owns with shared voting and dispositive power; and (c) all 12,949,182 shares listed in the preceding (a) and (b) as beneficially owned by SZ Investments and EGI-Fund (05-07), are also beneficially owned by Chai Trust Company, LLC referred to as “Chai Trust,” with shared voting and dispositive power. Chai Trust is the managing member of EGI-Fund (05-07). SZ Investments is each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.
Both Mr. Zell and William C. Pate are officers of EGI Division. Mr. Zell is an executive officer of EGI-Fund (05-07) and SZ Investments. Mr. Zell was elected as our Chairman of the Board in September 2005 and he also previously served as a director from 1999 to 2004 and as our Chairman of the Board from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was our President and Chief Executive Officer from July 2002 until his resignation in April 2004. Mr. Pate served as our Chairman of the Board from October 2004 through September 2005 and has been a director since 1999. The addresses of each of EGI-Fund (05-07) and EGI are as set forth in the table above for SZ Investments.

(2)
Based on a Schedule 13G/A filed with the SEC on February 12, 2015. These shares are owned as follows: (a) 9,766,963 shares that Neuberger Berman LLC and Neuberger Berman Group LLC own with shared voting power; and (b) 10,486,576 shares that Neuberger Berman LLC and Neuberger Berman Group LLC own with shared dispositive power. Neither Neuberger Berman LLC nor Neuberger Berman Group LLC has sole voting or dispositive power with respect to these shares.

(3)
Based on a Schedule 13G/A filed with the SEC on January 30, 2015, Levin Capital Strategies L.P. (“Levin Capital”) beneficially owns 9,198,324 shares of our common stock with sole voting and dispositive power with respect to 284,089 shares of our common stock; sole voting power with respect to 4,631,450 shares of our common stock and shared voting power with respect to 8,914,235 shares of our common stock. In addition, Levin Capital’s affiliate, John A. Levin, beneficially owns 193,055 shares of our common stock with sole voting and dispositive power with respect to 505 shares of our common stock; shared voting power with respect to 180,975 shares of our common stock and shared dispositive power with respect to 192,550 shares of our common stock.

(4)
Based on a Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group, Inc. beneficially owns these shares with sole voting power with respect to 82,713 shares of our common stock; sole dispositive power with respect to 7,526,448 shares of our common stock and shared dispositive power with respect to 73,113 shares of our common stock.

(5)
Based on a Schedule 13G/A filed with the SEC on February 12, 2015, Findlay Park Partners LLP (“Partners”) as the investment manager for Findlay Park Funds PLC - Findlay Park American Fund (the “American Fund”), the legal owner of these shares of our common stock. As the investment manager, Partners has discretionary authority, and shares voting and dispositive power with respect to, these shares of our common stock with the American Fund. The address of American Fund is Styne House, Upper Hatch Street, Dublin 2, Ireland.

Equity Ownership of Directors and Management

Name	Number of Shares Beneficially Owned		Approximate Percent of Class
David M. Barse(1)	4,782,367	(2)	3.6%
Ronald J. Broglio(3)	4,729		*
Peter C.B. Bynoe(4)	70,622		*
Linda J. Fisher(5)	35,657		*
Bradford J. Helgeson	61,218	(6)	*
Joseph M. Holsten(7)	55,538		*
Stephen J. Jones	70,444		*
Seth Myones	68,646		*
Anthony J. Orlando	737,087	(6)	*
William C. Pate(8)	402,677	(9)	*
Robert S. Silberman(10)	57,923		*
Timothy J. Simpson	209,486	(6)	*
Jean Smith(11)	85,641		*
Derek W. Veenhof	83,449	(12)	*
Samuel Zell(13)	13,090,803	(14)	9.8%
All Executive Officers and Directors as a group (16 persons)	19,829,941	(15)	14.8%
* Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

(1)	Mr. Barse’s address is 622 Third Avenue, 32nd Floor, New York, New York 10017.

(2)	Includes 4,299,290 shares beneficially owned by Third Avenue, which is affiliated with Mr. Barse. Mr. Barse disclaims beneficial ownership of these shares.

(3)	Mr. Broglio’s address is 1417 High Road, Vandiver, Alabama 35176.

(4)	Mr. Bynoe’s address is 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601.

(5)	Ms. Fisher’s address is 1007 Market Street, DuPont Building, Room 6074, Wilmington, Delaware 19898.

(6)
Includes shares underlying currently exercisable options held by Mr. Helgeson to purchase 30,000 shares of common stock at an exercise price of $23.30 per share and Mr. Simpson to purchase 120,000 shares of common stock at an exercise price of $20.52 per share. Also includes shares underlying currently exercisable options held by Mr. Orlando to purchase 270,000 shares of common stock at an exercise price of $20.52 per share and 200,000 shares of common stock at an exercise price of $24.76 per share.

(7)	Mr. Holsten’s address is 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602.

(8)	Mr. Pate’s address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(9)	Includes 398,177 shares pledged as security in a margin account.

(10)	Mr. Silberman’s address is c/o Strayer Education Inc., 1100 Wilson Boulevard, Suite 2500, Arlington, Virginia 22209.

(11)	Ms. Smith’s address is 950 Third Avenue, New York, New York 10022.

(12)	Includes options to purchase 25,000 shares of common stock at an exercise price of $20.52 per share.

(13)	Mr. Zell’s address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(14)
Mr. Zell disclaims beneficial ownership as to (a) 10,921,682 shares beneficially owned by SZ Investments, 8,275,682 of which shares are pledged as security to loans and (b) 2,027,500 shares beneficially owned by Fund 05-07, 883,739 of which shares are pledged as security to loans. SZ Investments and Fund 05-07 are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

(15)
Includes shares underlying currently exercisable options to purchase 657,500 shares of common stock that our directors and executive officers have the right to acquire within 60 days of the date of this table.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Executive officers, directors and greater than ten percent stockholders are required by Federal securities regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon a review of filings with the SEC and/or written representations from certain reporting persons, we believe that all of our directors, executive officers and other Section 16 reporting persons complied during 2014 with the reporting requirements of Section 16(a).
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Audit Committee or a special committee of the Board composed solely of disinterested directors formed for such purpose are responsible for review of “related person transactions” between us and related persons and making determinations regarding and/or approving and authorizing such transactions, or at their discretion, making a recommendation with respect to such related person transactions to the Board. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.
Our Policy of Business Conduct, which contains certain provisions setting out conflicts of interest and related party standards, applies to all of our employees, including each of our executive officers, and directors. Our Policy of Business Conduct provides that it is the responsibility of each of our executive officers and directors to advise us, through our general counsel, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us or possible inconsistency with our policies or values. We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. Any nominee for director is also requested to provide us the forgoing information. It is the policy of the Board and of the Audit Committee to apply the standards set forth in our Policy of Business Conduct and under applicable Delaware corporate law and applicable SEC and New York Stock Exchange rules and regulations in reviewing related person transactions and determining whether or not such transactions are reasonable and fair to us.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of four directors. Each of the current directors is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter and key practices approved by the Board. A copy of the charter and key practices is available on the Company's website at www.covanta.com.
Management is responsible for the Company's internal controls and financial reporting process. Ernst & Young LLP, a registered independent public accounting firm and the Company's independent auditors for 2014, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2014 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm's independence.
Based upon the Audit Committee's discussions with management and Ernst & Young LLP, and the Audit Committee's review of the representations of management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
JEAN SMITH (Chair)
DAVID M. BARSE
JOSEPH M. HOLSTEN
WILLIAM C. PATE

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES
The following table shows the aggregate fees that we incurred for audit, audit-related, tax and other services rendered by Ernst & Young LLP for the years ended December 31, 2014 and 2013 (in thousands of dollars):

	2014	2013
Audit Fees	$3,966	$3,100
Audit-Related Fees	—	165
Tax Fees	313	37
All Other Fees	2	2
Total	$4,281	$3,304
Audit Fees.    This category includes the fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, review of condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements for both 2014 and 2013, and statutory filings in 2013. Fees also include audits of effectiveness of internal controls, statutory and financial audits for our subsidiaries and reviews of registration statements we have filed.
 Audit-Related Fees.    This category consists of fees for assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of an audit or review of our financial statements and are not reported above under “Audit Fees.” In 2013, these services principally related to financial statement audits of employee benefit plans.
Tax Fees.    This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
All Other Fees.    This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2014 and 2013 under this category are related to licensed accounting research software.

Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter and Audit Committee Key Practices require the Audit Committee to pre-approve all permitted non-audit services. It is the Audit Committee's practice to restrict the non-audit services that may be provided to us by our independent registered public accountants primarily to tax services and merger and acquisition due diligence and integration services, and then only when the services offered by the auditor's firm are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding for such services.
The Audit Committee has established an Audit and Non-Audit Service Pre-Approval Policy, referred to as the “Pre-Approval Policy,” for all permitted work our independent registered public accountants may perform for us. The Pre-Approval Policy provides for the general approval of specific types of services and gives detailed guidance as to the specific types of services eligible for general pre-approval within each of the specifically designated categories of services and provides for maximum dollar amounts for such pre-approved services. Any additional services not described in the Pre-Approval Policy or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for that specified year will require the further advance review and approval of the Audit Committee. Pre-approval of services is generally provided for up to one year. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Audit Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from delegating to our management the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accountants.
One hundred percent of the services generating fees in 2014 and 2013 were pre-approved in accordance with the Pre-Approval Policy. In pre-approving these services, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.
PROPOSALS BY STOCKHOLDERS
In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2016 annual meeting, the proposal must be received by us at our principal executive offices no later than November 23, 2015. Stockholders wishing to submit proposals or director nominations at our 2016 annual meeting that are not to be included in our proxy statement materials must deliver proposals to our principal executive offices no earlier than January 7, 2016 and no later than February 8, 2016. All stockholder proposals should be directed to the attention of our Secretary at our principal offices as set forth on the first page of this proxy statement.
Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in our proxy materials and for compliance with our Bylaws.

INCORPORATION BY REFERENCE
The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION

TIMOTHY J. SIMPSON
Secretary
Dated: March 25, 2015

ANNUAL MEETING OF STOCKHOLDERS OF
Covanta Holding Corporation
May 7, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

COMPANY NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/01602/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	21103000000000000000 2			050715
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The Board of Directors recommend a vote “FOR” the				The Board of Directors recommend you vote “FOR” the following proposals:
election of the listed nominees as Directors for a term of one year.					FOR	AGAINST	ABSTAIN
		NOMINEES:		2. To ratify the appointment of Ernst & Young LLP as Covanta Holding Corporation’s independent registered public accountants for the 2015 fiscal year.	☐	☐	☐
☐	FOR ALL NOMINEES	O David M. Barse O Ronald J. Broglio O Peter C.B. Bynoe
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Linda J. Fisher O Joseph M. Holsten
O Stephen J. Jones
☐	FOR ALL EXCEPT (See instructions below)	O Anthony J. Orlando
		O William C. Pate O Robert S. Silberman O Jean Smith O Samuel Zell		NOTE: Consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
YOUR VOTE IS IMPORTANT!
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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COVANTA HOLDING CORPORATION
Proxy for Annual Meeting of Stockholders Solicited on Behalf of the Board of Directors
The undersigned stockholder of Covanta Holding Corporation, a Delaware corporation (the “Company”), hereby appoints STEPHEN J. JONES and TIMOTHY J. SIMPSON, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on May 7, 2015, at 11:00 A.M., Eastern Daylight Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.
The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director as described in the Proxy Statement and “FOR” Proposal 2 listed in this proxy and as described in the Proxy Statement. The proxy holders are authorized to vote in their discretion on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475	¢